Exhibit 4.(a).6

EXECUTION VERSION

U.S.$315,000,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 23, 2015

among

CORPBANCA

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY TO THIS CREDIT AGREEMENT

FROM TIME TO TIME

as Lenders,

STANDARD CHARTERED BANK

as Administrative Agent,

HSBC SECURITIES (USA) INC., STANDARD CHARTERED BANK and

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Mandated Lead Arrangers

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EXHIBITS:

Exhibit A	- Form of Assignment and Acceptance
Exhibit B	- Form of Chilean Promissory Note/Pagaré
Exhibit C	- Form of Recognition of Debt
Exhibit D-1	- Form of Notice of Effectiveness
Exhibit D-2	- Form of Notice of Borrowing
Exhibit E	- Form of Compliance Certificate
Exhibit F	- Form of Interest Setting Notice
Exhibit G	- Form of Legal Opinion of Special New York Counsel to the Borrower
Exhibit H	- Form of Legal Opinion of In-House Counsel to the Borrower

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Exhibit I	- Form of Legal Opinion of Special New York Counsel to the Administrative Agent
Exhibit J	- Form of Legal Opinion of Special Chile Counsel to the Administrative Agent
Exhibit K	- Form of Master Assignment and Assumption Agreement

SCHEDULES:

Schedule I	- Lenders and Loans
Schedule II	- Notice Information

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This Second Amended and Restated Credit Agreement, dated as of September 23, 2015 (as amended, modified or supplemented from time to time, this “Agreement”), among Corpbanca (the “Borrower”), the Lenders (as defined below), Standard Chartered Bank, as Administrative Agent (as defined below) and HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as joint bookrunners and mandated lead arrangers (collectively, the “Arrangers”). Capitalized terms used in this Agreement shall have the meaning set forth in Section 1.01.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower, the Continuing Lenders, the Exiting Financial Institutions and the Administrative Agent are parties to an Amended and Restated Credit Agreement, dated as of July 22, 2014 (the “Existing Credit Agreement”);

WHEREAS, on or prior to the Closing Date, the Borrower shall prepay $190,000,000 of the outstanding principal of the Existing Loans (the “Existing Loan Prepayment”);

WHEREAS, the New Lenders have agreed to extend the New Loans hereunder and the Continuing Lenders have agreed to assume, consolidate, extend and amend and restate the terms and conditions of the Continuing Loans as provided hereunder, each upon the terms and conditions hereinafter provided; and

WHEREAS, on the Closing Date, the Borrower, the Continuing Lenders and the Exiting Financial Institutions are executing and delivering the Master Assignment and Assumption Agreement pursuant to which the Exiting Financial Institutions shall assign all of their respective rights and obligations under the Existing Credit Agreement and the Existing Notes to the Continuing Lenders.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Borrower, the Lenders and the Administrative Agent agree that, subject to the fulfillment of the conditions set forth in Section 3.01, the Existing Credit Agreement, the Existing Notes and the Existing Recognition of Debt shall be amended and restated in their entireties by this Second Amended and Restated Credit Agreement, the New Notes, the New Recognition of Debt and the Existing Notes, as amended and restated hereby, respectively, and the Borrower, the Lenders and the Administrative Agent agree as otherwise provided herein.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used herein, the terms “Agreement”, “Borrower”, “Arrangers” and “Existing Credit Agreement” shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent” means Standard Chartered Bank in its capacity as administrative agent pursuant to Article VIII and any successor administrative agent pursuant to Section 8.07.

“Affected Lender” has the meaning set forth in Section 2.09(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person; provided, however, that solely for purposes of the definition of “Eligible Assignee” and Section 6.05, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of the Borrower, and any officer or director of the Borrower or such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

“Alternate Rate” means, on any date of determination, a rate per annum which shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) the Federal Funds Rate in effect on such day plus 0.50%; and

(c) LIBOR for a one-month Interest Period commencing on such day plus 1.00%.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.), the Travel Act (18 U.S.C. § 1952), the Domestic Bribery Statute (18 U.S.C. § 201), the UK Bribery Act of 2010, Chilean anti-bribery laws, and any other anti-bribery and anti-corruption laws, rules, regulations or guidelines, which are enforced by any governmental agency having jurisdiction over the Borrower or its Subsidiaries, or to which any of the Borrower and its Subsidiaries is subject.

“Anti-Terrorism Laws” means the Executive Order, the Economic Sanctions Laws and Regulations, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the PATRIOT Act and any similar law or regulation concerning or relating to anti-money laundering from time to time enacted in the United States, or any similar regulation or sanction enacted, administered or enforced by the United Nations Security Council, any institution of the European Union or any Governmental Authority, including, any laws, regulations, executive orders or sanctions relating to restrictive measures against the Islamic Republic of Iran.

“Applicable Lending Office” means, for each Lender, the “Applicable Lending Office” of such Lender (or of an Affiliate of such Lender) designated on Schedule II or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms of this Agreement as the office by which its Loans are to be made and maintained.

“Applicable Margin” means, at any time with respect to any Loan, 0.75% per annum.

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant hereto or to the transactions contemplated hereby, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent, and without limiting or otherwise affecting the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, the term “Approved Electronic Communication” shall exclude (a) the Notice of Borrowing, (b) all notices of any Default and (c) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Sections 3.01 and 3.02 or any other condition to the Closing Date or the Borrowing Date.

“Approved Electronic Platform” has the meaning set forth in Section 9.03.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Availability Period” means the period from the Closing Date until the date that is fifteen (15) days after the Closing Date; provided that if such date is not a Business Day, the Availability Period shall end on the next Business Day.

“Banco Central de Chile” means the Central Bank of Chile or any successor Governmental Authority in Chile.

“BIS Capital Ratio” means, at any date of determination, the ratio (expressed as a percentage) of (a) the effective shareholders’ equity (patrimonio efectivo) of the Borrower as at such date to (b) its risk weighted assets (activos ponderados por riesgo) as at such date, in each case determined in accordance with the General Banking Law of Chile (Ley General de Bancos) as in effect on the date of this Agreement and calculated pursuant to methodology promulgated by the Bank of International Settlements.

“Borrowing” means the borrowing consisting of the New Loans to be made by the Lenders with Commitments pursuant to Section 2.01(b).

“Borrowing Date” means the date on which (i) the conditions set forth in Section 3.02 are satisfied or, with the prior written consent of the Administrative Agent and each Lender, waived and (ii) the New Loans are disbursed to the Borrower.

“Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City, New York, London, England or Santiago, Chile and (b) on which dealings are carried on by banks in the London interbank market.

“Change of Control” means, at any time prior to a Permitted Change of Control, the Family ceasing to either (i) beneficially own, directly or indirectly, voting securities of the Borrower (or other securities convertible into such voting securities) representing 50% or more of the combined voting power of all voting securities of the Borrower on a fully diluted basis or (ii) have the power to direct or cause the direction of the management and policies of the Borrower.

“Chile” means the Republic of Chile.

“Chilean Banking GAAP” means the accounting rules prescribed by the Superintendencia de Bancos e Instituciones Financieras and generally accepted accounting principles in Chile, in each case, consistently applied during a relevant fiscal period.

“Chilean Internal Revenue Service” means the Servicios de Impuestos Internos of Chile.

“Chilean Voluntary Bankruptcy Proceeding” means, as to the Borrower or any of its Subsidiaries, any proceeding regulated under Chapter III (Del Procedimiento Concursal de Reorganización) of Law No. 20,720 of Chile.

“Closing Date” means the date on which the conditions set forth in Section 3.01 are satisfied or, with the prior written consent of the Administrative Agent and each Lender, waived.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Colombia” means the Republic of Colombia.

“Commitment” means, with respect to any Lender, the amount set forth opposite such Lender’s name on Schedule I as its Commitment to make New Loans, or if such Lender has entered into any Assignment and Acceptance after the date of this Agreement but before the last day of the Availability Period, its Commitment set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.07(b).

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Credit Documents, including all Approved Electronic Communications.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Continuing Lenders” means each of the Lenders party to the Existing Credit Agreement that is identified on Schedule 2 to the Master Assignment and Assumption Agreement as a “Continuing Lender.”

“Continuing Loan” means (a) on or prior to the Closing Date, the Existing Loans and (b) after the Closing Date, such loans as extended, consolidated, amended and restated by this Agreement.

“Contractual Currency” has the meaning set forth in Section 9.15.

“Control Percentage” means, with respect to any Person, the percentage of the outstanding capital stock or other ownership interests of such Person having ordinary voting power that gives the direct or indirect holder of such stock or interests the power to elect a majority of the Board of Directors or similar governing body of such Person.

“Credit Documents” means (i) this Agreement, (ii) any Instrument, (iii) the Notice of Borrowing, (iv) the Notice of Effectiveness, (v) the Master Assignment and Assumption Agreement, (vi) the Fee Letter and (vii) each other agreement, instrument, or document executed by the Borrower at any time in connection with this Agreement.

“Credit Obligations” means all principal, interest, fees, reimbursements, indemnifications and other amounts, liabilities, covenants and duties now or hereafter owed or incurred by the Borrower to the Lenders, the Administrative Agent and the Arrangers under this Agreement and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Obligations” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) or other obligations in respect of any financial derivatives, including, without limitation, an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or another similar agreement (including any option to enter into or any combination of any of the foregoing), and all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the foregoing. For purposes of this Agreement, the amount of the obligation of any Person under any Derivative Obligation shall be the amount determined in respect thereof as of the date of determination, based on the assumption that such Derivative Obligation had terminated at such date of determination, and in making such determination, if any agreement relating to such Derivative Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Dollars” and “$” means lawful money of the United States of America.

“Economic Sanctions Laws and Regulations” means the regulations administered by OFAC promulgated under the International Economic Emergency Powers Act (50 U.S.C. 1701 et al.) or the Trading With The Enemy Act (50 U.S.C. App. 5), U.S. extraterritorial sanctions measures including the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, or sanctions enacted, administered, or enforced by the United Nations Security Council or applicable jurisdictions.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender or an Approved Fund or (iii) any Person approved by, unless an Event of Default has occurred and is continuing, the Borrower; provided, however, that none of the following shall qualify as an Eligible Assignee: (i) the Borrower or an Affiliate of the Borrower, (ii) a natural person, (iii) a Restricted Party, or (iv) in the event that article 59 No. 1, letter (b) of the Chilean income Tax law, as amended, modified, supplemented or superseded from time to time, remains in effect and grants a reduced withholding Tax rate to Qualifying Lenders, any Person who would not, at the time of the proposed assignment, be a Qualifying Lender; for purposes of this definition, a “Qualifying Lender” means foreign or international banks, financial institutions, foreign insurance companies and pension funds that meet the requirements set forth in the aforementioned article 59 No. 1, letter (b), and any other entity that may be eligible for the reduced withholding tax rate from time to time.

“Equity” means “patrimonio,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Events of Default” has the meaning set forth in Section 7.01.

“Excluded Taxes” has the meaning set forth in Section 2.12(a).

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Loans” means the principal amount outstanding under the Existing Credit Agreement of $490,000,000.

“Existing Loan Prepayment” has the meaning set forth in the recitals hereto.

“Existing Note” means a “Note” under and as defined, in each case, (i) on or prior to the Closing Date, in the Existing Credit Agreement and (b) after the Closing Date, a promissory note of the Borrower payable to the order of any Lender with Continuing Loans hereunder, evidencing indebtedness of the Borrower to such Lender resulting from Continuing Loans owing to such Lender, as extended, consolidated, amended and restated pursuant to this Agreement.

“Existing Recognition of Debt” means the Recognition of Debt dated July 24, 2014 in connection with the Existing Credit Agreement.

“Exiting Financial Institutions” means the financial institutions identified on Schedule I as “Exiting Financial Institutions.”

“Family” means, collectively, Álvaro Saieh Bendeck and his siblings, spouse or lineal descendants, the spouses of any such lineal descendants, and trusts that are primarily for the benefit of any of the foregoing (provided that any of the foregoing has the right to control such trust).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Credit Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FCPA” means The United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a New York Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day, and (b) if no such rate is so published on such next succeeding New York Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means the Fee Letter, dated as of August 3, 2015, among the Borrower and the Arrangers and the Administrative Agent.

“Filing” has the meaning set forth in Section 4.03.

“Final Maturity Date” means the earlier of (a) April 14, 2017 or (b) the date of any acceleration of maturity pursuant to Article VII; provided that if such date is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day.

“Financial Statements” means the balance sheet and related statements of operations, changes in net assets, cash flow, and stockholders’ equity dated December 31, 2014 referred to in Section 4.05(a), copies of which have been delivered to the Administrative Agent and the Lenders.

“Governmental Authority” means any government, governmental authority, any agency, department, commission, board, authority, instrumentality, bureau, administrative or judicial body or court exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over any Lender, the Borrower or any of the Borrower’s Subsidiaries or any of their respective Properties, including, without limitation, bank regulatory or supervisory authorities, in each case whether domestic or foreign, national, federal, state, provincial, departmental, municipal or local, including, without limitation, those in Chile and the United States of America.

“Government Official” means (a) any officer or employee of, or any Person acting in an official capacity for or on behalf of, any government or any department, agency or instrumentality thereof, any public international organization or any political party or (b) any candidate for public office.

“Hedge Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement or Derivative Obligations related to the foregoing.

“HMT” means Her Majesty’s Treasury of the United Kingdom.

“Indebtedness” means, for any Person:

(a) all liabilities of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred stock;

(b) all liabilities for the deferred purchase price of any Property or services (excluding accounts payable arising in the ordinary course of business which are due in ninety (90) days or less);

(c) all liabilities created or arising under any conditional sales or other title retention agreement with respect to any Property acquired by such person (including, without limitation, liabilities under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such Property);

(d) all liabilities under leases which shall have been or should be, in accordance with Chilean Banking GAAP, recorded as capitalized leases in respect of which such person is liable as lessee;

(e) all Derivative Obligations;

(f) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for such Person’s account (whether or not representing obligations for borrowed money);

(g) all direct or indirect guaranties (including, without limitation, “avales”) of such Person in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss (including, without limitation, any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution) in respect of, any indebtedness referred to above in clause (a), (b), (c), (d), (e) or (f) of any other Person; and

(h) all indebtedness and obligations referred to above in clause (a), (b), (c), (d), (e) or (f) secured by (or for which the holder of such indebtedness or obligation has an existing right, contingent or otherwise, to be secured by) any security upon or in any Property of such Person, notwithstanding that such Person has not assumed or become liable for the payment of such indebtedness or obligation (such indebtedness shall be deemed to be in an amount equal to the fair market value of the Property to which such security relates).

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.08.

“Instrument” means any New Note, Existing Note, New Recognition of Debt or, at all times prior to the Closing Date, any Existing Recognition of Debt.

“Intangible Assets” means, with respect to any Person and as of any date of its determination, the assets of such Person that are properly classified as “intangible assets,” or the equivalent concept in Spanish, in accordance with Chilean Banking GAAP.

“Interest Determination Date” means, with respect to any Interest Period for any Loan, the second (2nd) Business Day prior to the commencement of any such Interest Period.

“Interest Period” means, for each Loan (a) the period commencing on and including the date of such Loan and ending on (but excluding for purposes of calculating the interest payable under Section 2.06(a)) the last day of the period applicable pursuant to the provisions below and Section 2.06(c), and (b) each period commencing on and including the last day of the immediately preceding Interest Period and ending on (but excluding for purposes of calculating the interest payable under Section 2.06(a)) the last day of the period applicable pursuant to the provisions below and Section 2.06(c); provided, however, that

(i) any Interest Period that would otherwise extend beyond the Final Maturity Date shall end on the Final Maturity Date;

(ii) the initial Interest Period for the New Loans shall end on the last day of the Interest Period then in effect for the Continuing Loans;

(iii) all Loans shall have the same Interest Period after the initial Interest Period for the New Loans;

(iv) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided further that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(v) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Interpolated Screen Rate” means , in relation to LIBOR for the Loan, the rate (rounded to the same number of decimal places as the two Screen Rates) which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan, each as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period for deposits in U.S. Dollars.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, without limitation, (a) any of the foregoing by any Governmental Authority in Chile relating to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance or liquidity in respect of foreign currency or short-term liabilities and (b) Regulations T, U and X.

“Lenders” means the lenders listed on the signature pages of this Agreement and/or each Eligible Assignee that should become a party to this Agreement pursuant to Section 9.07, for so long as such Lender or other Person shall be a party to this Agreement.

“Lending Party” has the meaning set forth in Section 9.09.

“LIBOR” means, in relation to the Loan, the applicable Screen Rate; provided that if no Screen Rate is available for the relevant Interest Period, then LIBOR means the Interpolated Screen Rate; provided further, that if (i) no Screen Rate is available for U.S. Dollars or (ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, then LIBOR means the Reference Bank Rate. If any such rate is below zero, LIBOR will be deemed to be zero.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

“Loan” means any Continuing Loan and/or New Loan.

“Loan Loss Reserves” means “provisiones constituidas,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Loan Loss Reserves to Non-Performing Loans Ratio” means, as of any date of determination, the ratio of Loan Loss Reserves to Non-Performing Loans as of such date.

“Majority Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the then aggregate of (i) unpaid principal amount of the Loans owed to the Lenders at such time and (ii) available Commitments at such time.

“Mandate Letter” means the joint mandate letter, dated August 3, 2015, among the Borrower, the Arrangers and certain Lenders party hereto.

“Market Disruption Event” has the meaning set forth in Section 2.10(b).

“Market Disruption Event Notice” means any notice delivered by a Lender to the Administrative Agent notifying the Administrative Agent that such Lender has reasonably determined that the relevant rates of interest referred to in the definition of “LIBOR” in this Section 1.01 upon the basis of which the rate of interest for any Interest Period is to be determined are not likely adequate to cover its cost of making or maintaining its Loan, or maintaining any other amount hereunder not paid when due, for such Interest Period.

“Master Assignment and Assumption Agreement” means that certain Master Assignment and Assumption Agreement dated as of the date hereof, substantially in the form of Exhibit K, among the Continuing Lenders, the Exiting Financial Institutions and the Borrower.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, (b) the Borrower’s ability to perform any of its obligations under any of the Credit Documents, or (c) the legality, validity, binding effect or enforceability of any Credit Document or the rights, remedies and benefits available to any Lending Party thereunder.

“Material Agreements” means all indentures and other loan or credit agreements to which the Borrower is a party as a borrower, issuer or guarantor.

“Negotiation Period” has the meaning set forth in Section 2.10(b)(i).

“Net Worth” means, with respect to any Person and as of any date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and any minority interests held by such Person as of such date.

“New Lender” means each Lender that holds either a Commitment or a New Loan.

“New Loan” has the meaning set forth in Section 2.01(b).

“New Note” means a promissory note of the Borrower payable to the order of any Lender with Commitments hereunder, in substantially the form of the attached Exhibit B evidencing indebtedness of the Borrower to such Lender resulting from New Loans owing to such Lender.

“New Recognition of Debt” means a Public Deed, substantially in the form of Exhibit C, with appropriate insertions as to names, date and principal amounts, duly executed by the Borrower before a Notary Public in Chile.

“New York Business Day” means a day of the year on which banks are not required or authorized to close in New York City, New York.

“Non-Performing Loans” means “cartera con morosidad de 90 días o más” (portfolio of loans overdue by ninety (90) or more days), as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Non-Performing Loans to Total Loans Ratio” means, as of any date of determination, the ratio of Non-Performing Loans to Total Loans as of such date.

“Notice of Borrowing” means a written notice of borrowing in the form of the attached Exhibit D-2 signed by a Responsible Officer of the Borrower.

“Notice of Effectiveness” means a written notice of effectiveness in the form of the attached Exhibit D-1 signed by the chairman of the board, the chief executive officer or the chief financial officer of the Borrower.

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Original Financial Statements” has the meaning set forth in Section 3.01(f).

“Other Taxes” has the meaning provided in Section 2.12(c).

“Panama” means the Republic of Panama.

“Participant Register” has the meaning set forth in Section 9.07(d).

“Party” means each of the Borrower, the Lending Parties and any other Person (other than the Borrower or any Affiliate thereof) that has a right to receive any payment from the Borrower under the Credit Documents.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Payment Office” means the account of the Administrative Agent maintained at Standard Chartered Bank, London (Payment To: Standard Chartered Bank, New York, SWIFT: SCBLUS33, Favor: Standard Chartered Bank, London, SWIFT: SCBLGB2L, Account No.: 3582-088442-001, Reference: Corpbanca – Loans & Agency, Attention: Manager Asset Servicing), or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Permitted Change of Control” has the meaning provided in Section 2.07(d).

“Permitted Liens” means all of the following Liens:

(a) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s, and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being actively contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with Chilean Banking GAAP;

(b) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(c) Liens for Taxes, assessments, or other governmental charges that are not yet delinquent, or that are being actively contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with Chilean Banking GAAP;

(d) Liens arising from judgments, decrees, awards, or attachments in circumstances not constituting an Event of Default;

(e) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing obligations for borrowed money and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(g) Liens arising in connection with Permitted Securitizations covering Property of the Borrower or any of its Subsidiaries having an aggregate fair market value not exceeding an amount equal to 2% of the total consolidated assets of the Borrower and its Subsidiaries (determined in accordance with Chilean Banking GAAP as of the last day of the fiscal quarter of the Borrower ending on or immediately prior to the date of determination);

(h) any Lien on Property of the Borrower or any of its Subsidiaries arising in connection with treasury operations (operaciones de tesorería) or Hedge Agreements, in each case entered into by the Borrower in the ordinary course of business;

(i) any Liens on the Borrower’s proprietary bond portfolio securing Indebtedness in an aggregate outstanding principal amount not to exceed $150,000,000 at any time;

(j) Liens (including Liens imposed by Governmental Authorities) arising in the ordinary course of the Borrower’s banking business; and

(k) additional Liens incurred by the Borrower or any of its Subsidiaries so long as the value of the property subject to such Liens does not exceed in the aggregate $10,000,000 outstanding at any time.

“Permitted Securitization” means any transaction in which the Borrower or any of its Subsidiaries sells or otherwise transfers (or charges or grants a security interest in connection with an issuance of any asset-backed securities in which the underlying assets are not transferred to a third party), without recourse to the Borrower (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and, in each case, assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, right or assets to one or more third party purchasers.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Prime Rate” means the prime commercial per annum lending rate of Standard Chartered Bank as in effect from time to time in New York City, New York for loans in Dollars, such rate to be adjusted on and as of the effective date of any change in such Prime Rate.

“Prior Financial Statements” has the meaning set forth in Section 5.11(b)(ii)(A).

“Pro Rata Share” means, at any time with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments at such time.

“Process Agent” has the meaning set forth in Section 9.14.

“Property” means, with respect to any Person, any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Public Deed” means a “Escritura Pública de Reprogramación y Reconocimiento de Deuda” for purposes of Section 2 of Decree Law 3,475 of the Republic of Chile, which shall constitute a “título ejecutivo” in Chile.

“Recipient” means any Lender, any Arranger or the Administrative Agent.

“Reference Bank Rate” means the offered quotation of a reference bank selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to the Loan, determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period.

“Register” has the meaning set forth in Section 9.07(b).

“Regulations T, U, and X” means Regulation T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, chairman of the board, the chief financial officer, any senior or executive vice chairman of the board, the controller, the treasurer, or any secretary of any Person.

“Restricted Affiliate” has the meaning set forth in Section 6.05.

“Restricted Party” means a Person or entity that is (i) listed on, or owned or controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List, (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions or (iii) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Payment” means:

(a) the declaration or payment of any dividend or distribution by the Borrower, either in cash or property, on any shares of the capital stock of any class of the Borrower (except dividends or other distributions payable solely in shares of capital stock of the Borrower);

(b) the purchase, redemption or retirement by the Borrower of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

(c) any other payment or distribution by the Borrower in respect of its capital stock.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, territory or government (currently, Cuba, Iran, Burma, North Korea, Sudan, and Syria).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including, without limitation, Anti-Terrorism Laws and Economic Sanctions Laws and Regulations.

“Sanctions Authorities” means each of (i) the United States government, (ii) the United Nations Security Council, (iii) the European Union or any of its member states, (iv) the United Kingdom or Her Majesty’s Treasury, (v) Switzerland, (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, the U.S. Department of the Treasury, the U.S. Department of Commerce and HMT, or (vii) any other relevant authority.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Screen Rate” means the rate per annum which appears on the Reuters Screen LIBOR01 Page which displays ICE Benchmark Administration Limited (“IBA”) interest settlement rates for deposits in Dollars with maturities comparable to such Interest Period (or such other page as may replace it on that service, or such other service as may be nominated by IBA as the information vendor for the purpose of displaying IBA interest settlement rates for deposits in Dollars, in each case as reasonably determined by the Administrative Agent) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the Interest Determination Date for the Interest Period with maturities equal to such Interest Period.

“Significant Subsidiary” means any Subsidiary of the Borrower which at the time of determination either (a) had assets which, as of the date of the Borrower’s most recent consolidated balance sheet required to be delivered to the Administrative Agent pursuant to Section 5.06, constituted at least 5% of the Borrower’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of the Borrower’s most recent consolidated quarterly statement of income required to be delivered to the Administrative Agent pursuant to Section 5.06 that constituted at least 5% of the Borrower’s total revenues on a consolidated basis for such period.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Substitute Basis” has the meaning set forth in Section 2.10(b)(i).

“Superintendencia de Bancos e Instituciones Financieras” means the Chilean Superintendency of Banks and Financial Institutions or any successor Chilean Governmental Authority.

“Tangible Net Worth” means, with respect to any Person, as of any date of its determination, the Net Worth of such Person less the Intangible Assets of such Person as of such date.

“Taxes” means any present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Amount” means, at any date, with respect to any Derivative Obligations, the aggregate of all settlement and other amounts (without giving effect to any set-off, counterclaim or other reduction) that in the good faith determination of the Majority Lenders would be payable if any default, event of default, termination event, illegality or other event giving rise to an early termination or liquidation of the relevant derivative transaction were to occur in respect of such Derivative Obligations on such date.

“Total Loans” means “colocaciones,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Transaction Agreement” has the meaning set forth in Section 6.04.

“United States” and “U.S.” shall each mean the United States of America.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03. Accounting Terms. Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with Chilean Banking GAAP and in a manner consistent with the principles of consolidation applied in preparing the Financial Statements.

Section 1.04. Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

ARTICLE II

THE LOANS

Section 2.01. The Loans.

(a) The Continuing Loans. Subject to and upon the terms and conditions set forth in this Agreement, each Continuing Lender severally and not jointly agrees to execute and deliver on the Closing Date the Master Assignment and Assumption Agreement in order to accept and assume the Continuing Loans in the principal amount set forth on Schedule I. Upon the occurrence of the Closing Date, each Continuing Loan shall be consolidated, extended and amended and restated in full, as provided in, and subject to the terms and conditions of, this Agreement.

(b) The New Loans. Each Lender with a Commitment severally and not jointly agrees, subject to and upon the terms and conditions set forth in this Agreement, to make a term loan (collectively, the “New Loans”) to the Borrower in an aggregate amount not to exceed at any time the amount of such Lender’s Commitment set forth on Schedule I; provided that the aggregate principal amount of all outstanding Commitments shall not exceed $15,000,000.00. The parties hereto agree that the Commitments of the Lenders shall become available on the Closing Date and shall terminate on the last day of the Availability Period.

Section 2.02. Notices; Method of Borrowing; Lender Obligations Several; Evidence of Indebtedness.

(a) Notice.

(i) The Borrower shall give the Administrative Agent irrevocable written notice of the proposed Closing Date, which notice must be received by the Administrative Agent prior to 10:00 a.m. (New York City, New York time) on the second (2nd) Business Day prior to the day the Borrower designates therein as the Closing Date (the “Notice of Effectiveness”) substantially in the form of Exhibit D-1. The Notice of Effectiveness shall specify (i) the intended Closing Date and (ii) the duration of the first Interest Period selected by the Borrower pursuant to Section 2.06(c). The Administrative Agent shall promptly notify each Continuing Lender of the applicable interest rate under Section 2.06(a).

(ii) The Borrowing shall be made pursuant to a Notice of Borrowing, given by electronic means not later than 10:00 a.m. (New York City, New York time) on the second (2nd) Business Day before the proposed date of the Borrowing, by the Borrower to the Administrative Agent. The Notice of Borrowing shall specify (i) the requested date of the Borrowing, (ii) the requested aggregate amount of the New Loans, (iii) the duration of the first Interest Period selected by the Borrower pursuant to Section 2.06(c) and (iv) the account of the Borrower to which the proceeds of the New Loans should be credited. The Administrative Agent shall promptly notify each Lender with a Commitment of the applicable interest rate under Section 2.06(a). Each Lender with a Commitment shall before 11:00 a.m. (New York City, New York time) on the date of the Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, or such other location as the Administrative Agent may specify by notice to the Lenders with a Commitment, in immediately available funds, such Lender’s Pro Rata Share of the Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 3.02, the Administrative Agent will make such funds available to the Borrower at the account specified in the Notice of Borrowing.

(b) Notice Irrevocable. The Notice of Borrowing and the Notice of Effectiveness shall be irrevocable and binding on the Borrower.

(c) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender with a Commitment before the date of the relevant Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.02 and the Administrative Agent, in reliance upon such assumption, may, but shall not be required to, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its Pro Rata Share of the relevant Borrowing available to the Administrative Agent and the Administrative Agent shall have, in its discretion, made all or part of such Lender’s Pro Rata Share of such Borrowing available to the Borrower, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to the New Loans comprising the relevant Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount (less accrued and paid interest) so repaid shall constitute such Lender’s New Loan as part of the relevant Borrowing for purposes of this Agreement even though not made on the same day as the other New Loans comprising such Borrowing.

(d) Lender Obligations Several. The failure of any Lender with a Commitment to make a New Loan to be made by it on the Borrowing Date or as part of the Borrowing shall not relieve any other Lender of its obligation, if any, to make its New Loan on the Borrowing Date. No Lender shall be responsible for the failure of any other Lender to make the New Loan to be made by such other Lender on the Borrowing Date.

(e) Instruments.

(i) Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender as a result of the Loans of such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time under this Agreement and any Instruments. The entries made by any Lender pursuant to the foregoing sentence, absent manifest error, shall constitute prima facie evidence of the existence and amounts of the Loans of such Lender and the other obligations of the Borrower to such Lender therein recorded; provided, however, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to repay or pay any Loan made by such Lender, accrued interest thereon and the other obligations of the Borrower to such Lender hereunder in accordance with the terms of this Agreement. Each Lender will advise the Borrower of the outstanding indebtedness hereunder to such Lender upon written request therefor.

(ii) Notwithstanding Section 2.02(e)(i):

(A) The Continuing Loans of each Continuing Lender to the Borrower shall also be evidenced by a New Recognition of Debt substantially in the form of Exhibit C or by an Existing Note duly amended by an allonge (hoja de prolongación), as applicable.

(B) The New Loans of each New Lender to the Borrower shall also be evidenced by a New Note of the Borrower payable to the order of such Lender in substantially the form of Exhibit B.

(C) The Borrower and the Lenders agree that the Instruments issued hereunder are issued as additional evidence of indebtedness under Chilean law, and their terms or scope shall not be construed to limit, expand, waive, amend or otherwise affect any right or obligation arising under this Agreement. For the avoidance of doubt, the amounts payable by the Borrower under this Agreement and the Instruments shall be, in any case, without duplication.

(iii) Upon the occurrence or cessation of a Market Disruption Event (as may be determined from time to time pursuant to Section 2.10), each of the Lenders, the Administrative Agent and the Borrower shall amend, promptly upon the written request of any Lender, the Administrative Agent (acting on behalf of any Lender) or the Borrower, but in any event no later than ten (10) Business Days following the date of any such request, the Instruments then held by the Lenders in order to accurately reflect any changes in the interest rate payable to the Lenders on the Loans as a result of (x) such Market Disruption Event (or cessation thereof) (as determined in accordance with Section 2.10) or (y) such change in the Applicable Margin, as the case may be.

(iv) The Borrower hereby agrees to do all things necessary under applicable Chilean laws and regulations to ensure (i) that each Instrument remains at all times a título ejecutivo under Chilean law and (ii) the enforceability of the Instruments against the Borrower in accordance with Chilean law.

Section 2.03. Fees. The Borrower agrees to pay, at the times required thereunder, the fees described in the Mandate Letter and the Fee Letter.

Section 2.04. Termination of the Commitments; Borrowings. Unless previously terminated in accordance with Sections 7.02 or 7.03, the Commitments of the Lenders to make New Loans shall terminate on the earlier of (a) the last day of the Availability Period and (b) the date on which the Commitments are fully utilized by the Borrower. Notwithstanding anything else contained herein, there shall be no more than one Borrowing.

Section 2.05. Repayment. The Borrower shall repay all Credit Obligations theretofore unpaid on the Final Maturity Date.

Section 2.06. Interest; Interest Periods.

(a) Loans. Subject to Section 2.06(b) and Section 2.10, the Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal at all times during the Interest Period for such Loan to LIBOR for such Interest Period plus the Applicable Margin. Accrued and unpaid interest shall be payable on the last day of each Interest Period, on any repayment or prepayment (on the amount repaid or prepaid), on the Final Maturity Date and, after the Final Maturity Date, on demand.

(b) Default Rate. After the occurrence and during the continuance of an Event of Default, (x) all principal of the Loans and past due interest shall bear interest, from the date of the occurrence of the Event of Default that is continuing until the date such Event of Default is cured or waived, at a rate per annum equal to the rate of interest otherwise applicable plus 2%, and (y) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate then applicable to Loans pursuant to the immediately preceding clause. Interest that accrues under this Section 2.06(b) shall be payable on demand.

(c) Interest Periods; Event of Default.

(i) Each Interest Period for a Loan (a) shall comply with the definition of “Interest Period” in Section 1.01 and (b) shall, at the option of the Borrower, have a duration of one (1), three (3) or six (6) months.

(ii) To make an election of the duration of an Interest Period pursuant to this Section 2.06(c), the Borrower shall notify the Administrative Agent of such election by electronic mail or telephone not later than 11:00 a.m. (New York City, New York time) on the third (3rd) Business Day before the proposed effective date for such election. Each such interest election request shall be irrevocable and, if by telephone, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest election requested and signed by the Borrower.

(iii) Each telephonic and written interest election request shall specify the following information in compliance with this Section 2.06(c):

(A) the effective date of the election made pursuant to such interest election request, which shall be a Business Day; and

(B) the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” in Section 1.01 and clause (i) above.

(iv) Promptly following receipt of an interest election request, the Administrative Agent shall advise each Lender of the details thereof.

(v) If the Borrower fails to deliver a timely interest election request with respect to the Loans in accordance with this Section 2.06(c) then, unless such Loan is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of three (3) months’ duration.

(vi) Notwithstanding any contrary provision in this Agreement, if (i) an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Loan may have an Interest Period of more than one (1) month duration or such shorter duration as the Majority Lenders may instruct or (ii) a Market Disruption Event has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as such Market Disruption Event is continuing, no outstanding Loan may have an Interest Period of more than three (3) months duration.

Section 2.07. Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.07. All prepayments shall be without premium or penalty, except as provided in Section 2.08. Subject to Section 7.06, all prepayments pursuant to Section 2.07(b) shall be applied to reduce the outstanding principal amount of the Loans, pro rata to all Loans of all Lenders.

(b) Optional. The Borrower may elect to prepay any of the Loans, on any date and from time to time, after giving by 12:00 p.m. (New York City, New York time) at least ten (10) Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Loans in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial payment shall be in an aggregate principal amount not less than $2,000,000 and in integral multiples of $1,000,000 in excess thereof or, in the event a lesser amount remains outstanding, such lesser amount. The Administrative Agent shall promptly notify each Lender of its receipt of such notice, and of the amount of such Lender’s ratable portion of such prepayment.

(c) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of, or any change in or in the interpretation of, any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts, or a Lender determines in good faith, that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Loans or maintain any Loans of such Lender then outstanding hereunder, (i) to the extent such Lender’s Commitment has not been terminated, the right of the Borrower to request Loans for the relevant Borrowing from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist and (ii) the Borrower, shall, if such Lender is not prohibited by law or regulation to maintain such Loans for the duration of the Interest Period, no later than 11:00 a.m. (New York City, New York time), on the last day of the Interest Period for each outstanding Loan, or if such Lender is prohibited by law or regulation to maintain such Loans for the duration of the Interest Period, within three (3) Business Days of its receipt of such notice, prepay all of the Loans of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the good faith judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) Change of Control. Upon the occurrence of a Change of Control, the Borrower shall, within five (5) Business Days of such Change of Control, prepay all of the Loans then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided that the Borrower shall not be required to prepay the Loans pursuant to this Section 2.07(d) in the event that (i) prior to such Change of Control (x) each Lender has received all documentation and other information required under applicable “know your customer” requirements of each such Lender and (y) each Lender has received such other documents, governmental approvals, agreements, licenses and other information as the Administrative Agent or any Lender may reasonably request and (ii) immediately after giving effect to such Change of Control and at all times thereafter (x) the Borrower is the surviving entity and (y) Itaú Unibanco Holding S.A. beneficially owns, directly or indirectly, voting securities of the Borrower (or other securities convertible into such voting securities) representing no less than (A) 33.58% of the combined voting power of all voting securities of the Borrower on a fully diluted basis or (B) such lesser percentage, provided that, in either case, Itaú Unibanco Holding S.A. is the controlling shareholder (controlador) as defined under Article 97 of the Chilean Securities Market Law (Law No. 18,045, as amended) (any Change of Control meeting the requirements of subsections (i) and (ii), a “Permitted Change of Control”).

(e) Ratable Payments; Effect of Notice; No Reborrowing. Each payment of any Loan pursuant to this Section 2.07 or any other provision of this Agreement, except for prepayments pursuant to Section 2.07(c) or other amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.03, 2.08, 2.09, 2.12, or 9.08, shall be made in a manner such that all Loans are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower. Loans, once prepaid or repaid, may not be reborrowed.

Section 2.08. Breakage Costs.

(a) Funding Losses. The Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender, and shall pay to such Lender any amount or amounts as shall be sufficient (in the opinion of such Lender) to compensate such Lender for any loss, cost or expense, as a result of any failure to fulfill on or before the date specified in the Notice of Effectiveness or the Notice of Borrowing, as applicable, the conditions set forth in Section 3.01 and 3.02, respectively, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make the payments required to be made under the Master Assignment and Assumption Agreement or to fund the Loan to be made by such Lender as part of the Borrowing when such payment or Loan, as a result of such failure, is not made on such date.

(b) Prepayment Losses. If (i) any payment of principal of any Loan is made other than on the last day of the Interest Period for such Loan as a result of any prepayment or payment pursuant to Section 2.07, the acceleration of the maturity of the Loans, or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Loan on the date such payment is due and payable (including, without limitation, pursuant to a notice of prepayment pursuant to Section 2.07), the Borrower shall, within ten (10) days of any written demand sent by any Lender to the Borrower, pay to such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

Section 2.09. Increased Costs and Capital Adequacy.

(a) Increased Costs. If any change in law, rule, regulation or treaty, or in its interpretation or administration, or compliance with any law or request from or requirement of any central bank or other fiscal, monetary or other Governmental Authority (including, without limitation, a request or requirement which affects the manner in which a Lender or any holding company of such Lender is required to or does maintain capital resources relating to such Lender’s obligations under this Agreement and to amounts owing to it under this Agreement):

(i) subjects a Lender to any tax, duty or other charge (other than a FATCA Deduction required to be made by the Borrower or the Administrative Agent) with respect to any Loans or its obligation to make Loans, or changes the basis on which any of the foregoing is imposed on any amounts payable to such Lender under this Agreement in respect of any Loans;

(ii) shall impose or modify any reserve, special deposit, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitments); or

(iii) shall impose on a Lender or on the offshore Eurodollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loans or Commitments or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Loans, then from time to time within five (5) Business Days of receipt of written demand of such Lender (with a copy of such demand to Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for the increased cost or reduction in rate of return caused by such change in law, interpretation, or administration or by compliance with such request or requirement; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09(a) for any increased costs incurred or reductions suffered more than nine (9)

months prior to the date that such Lender notifies the Borrower of the occurrence of an event described in this Section 2.09(a) giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). For the avoidance of doubt, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and, in each case, any compliance by a Lender with any request or directive relating thereto shall, for purposes of this Section 2.09, be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b) Capital Adequacy. If any (i) change in law or in its interpretation or administration or (ii) compliance with any law or request from or requirement of any central bank or other fiscal, monetary or other Governmental Authority (including, without limitation, a request or requirement which affects the manner in which a Lender or any holding company of such Lender is required to or does maintain capital resources relating to such Lender’s obligations under this Agreement and to amounts owing to it under this Agreement) shall have the effect of reducing the rate of return on the capital of a Lender or the holding company of any such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within five (5) Business Days of receipt of written demand of such Lender (with a copy to Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09(b) for any reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the occurrence of an event described in this Section 2.09(b) giving rise to such reductions, and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c) Mitigation. Each Lender shall promptly (but in any event within ninety (90) days after the occurrence of the event giving rise to such right to compensation) notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.09, and will use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.09 shall furnish to the Borrower and the Administrative Agent a copy of the applicable law, rule, regulation or directive and a statement setting forth the additional amount to be paid to it hereunder, which additional amount shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Right to Replace. The Borrower shall have the right to replace each Lender affected by a condition under Sections 2.09(a) or (b) for more than thirty (30) days from the date such Lender was affected by such condition (each such affected Lender, an “Affected Lender”) with an Eligible Assignee designated by the Borrower or by the Administrative Agent with the Borrower’s consent. Any replacement of a Lender pursuant to this paragraph shall (i) be made by the Eligible Assignee’s and the Affected Lender’s entering into an Assignment and Acceptance and by following the procedures in Section 9.07 for adding a Lender; (ii) close within ten (10) days after the Administrative Agent’s receipt of a notice of election to replace such Affected Lender from the Borrower; and (iii) only be made upon the Affected Lender’s being paid in full all principal, interest, and other amounts owed to it (including, without limitation, pursuant to Sections 2.08, 2.09(a) or (b), 2.12 or 9.08) as of the effective date of the replacement.

Section 2.10. Alternate Interest Rate. Anything herein to the contrary notwithstanding, if, on or prior to any Interest Determination Date:

(a) the Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest on such Interest Determination Date as provided herein; or

(b) the Administrative Agent receives a Market Disruption Event Notice from the Lenders constituting the Majority Lenders (any of the events set forth in paragraphs (a) and (b) of this Section 2.10, hereinafter a “Market Disruption Event”);

then the Administrative Agent shall notify the Borrower thereof within three (3) Business Days of the occurrence of such Market Disruption Event and the following provisions shall apply:

(i) During the thirty-day period following the date of any such notice (the “Negotiation Period”), the Lenders and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans, and any other amounts hereunder not paid when due, from time to time and if, at the expiry of the Negotiation Period, the Lenders and the Borrower have agreed upon a Substitute Basis and any required governmental approvals therefor have been obtained, the Substitute Basis shall take effect from such date (including such retroactive date) as the Lenders and the Borrower may in such circumstance agree.

(ii) If, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon or any required governmental approvals therefor shall not have been obtained, and the Lenders constituting the Majority Lenders shall reasonably determine and individually notify the Administrative Agent in writing by way of an interest-setting notice, such notice to be substantially in the form of Exhibit F hereto, that LIBOR will not adequately and fairly reflect the cost to such Lender of funding and maintaining the outstanding affected Loans, and any other amounts hereunder not paid when due, for the applicable Interest Period, then, the Administrative Agent shall so notify the Borrower of the Majority Lenders’ reasonable determination and the interest payable to the Lenders on the Loans, and such other amounts not paid when due, to which the then current Interest Period applies shall be interest at a rate per annum for such Interest Period equal to the Alternate Rate plus the Applicable Margin. The interest rate determined pursuant to clause (ii) of this Section 2.10(b) shall be binding on all of the parties hereto and shall take effect from the date the Administrative Agent so notifies the Borrower and be applied retroactively from the beginning of the then current Interest Period in respect of which the Market Disruption Event occurred.

The procedures specified in clauses (i) and (ii) above shall apply to each relevant subsequent period succeeding the first such period to which they were applied unless and until the Administrative Agent (acting at the instruction of the Majority Lenders) notifies the Borrower that it has reasonably determined that the applicable Market Disruption Event no longer exists, which notice the Administrative Agent agrees to give (acting at the instruction of the Majority Lenders), and the Lenders agree to request, promptly after the cessation of such Market Disruption Event, whereupon interest on the Loans shall again be determined in accordance with the provisions of Section 2.06, effective commencing on the first day of the next Interest Period immediately succeeding such notice. The Administrative Agent hereby agrees that the identity of any Lender delivering a Market Disruption Event Notice shall at all times be kept confidential by the Administrative Agent and shall not be disclosed to any Person.

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Credit Documents shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed in Dollars, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Instruments not later than 10:00 a.m. (New York City, New York time) on the day when due in Dollars to the Administrative Agent at the Payment Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in immediately available funds. The Administrative Agent will promptly thereafter cause to be distributed (i) like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.03, 2.07(c), 2.08, 2.09, 2.12, or 9.08) in accordance with each Lender’s ratable share of such payment to the Lenders for the account of their respective Applicable Lending Offices and (ii) like funds relating to the payment of any other amount payable to any particular Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(c) Computations. All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable; provided, however, that computations of interest based on clause (a) or (b) of the definition of “Alternate Rate” shall be made by the Administrative Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Each determination by the

Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(d) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be required to, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to six-month LIBOR based on a year with 365/366 days and the actual number of days elapsed.

Section 2.12. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or on behalf of the Borrower to or for the account of any Recipient hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all Taxes and all liabilities with respect to such payments, excluding, in the case of each Recipient, (1) Taxes imposed on or measured by its net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case, pursuant to the laws of the jurisdiction under the laws of which such Recipient is organized, or in which its principal office or Applicable Lending Office is located, (2) Taxes attributable to such Recipient’s failure to comply with Section 2.12(i) and (3) any withholding Taxes imposed under FATCA (all such excluded Taxes with respect to such payments being hereinafter referred to as “Excluded Taxes”). If the Borrower or the Administrative Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Credit Document to any Recipient, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent written evidence of payment thereof.

(b) FATCA Deductions.

(i) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii) Each Party shall, promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three (3) Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Administrative Agent and the other Lenders.

(c) Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary Taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under this Agreement or any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(d) Indemnification. The Borrower agrees to indemnify each Lender, each Arranger and the Administrative Agent, no later than ten (10) days after demand therefor, for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes or such Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, such Arranger or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the relevant Lender shall be conclusive absent manifest error.

(e) Change in Applicable Lending Office. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 2.12 in excess of the applicable withholding Taxes described in Section 4.19, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender. A Lender shall not be required to make any such designation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(f) Evidence of Tax Payments. Within thirty (30) days after the date of any payment of Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Expenses of Change in Applicable Lending Office. Notwithstanding the provisions of this Article II relating to the designation by a Lender of a new applicable lending office, no Lender shall have any obligation in respect of such designation if such designation would subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(h) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, promptly upon demand, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register, (iii) any Excluded Taxes attributable to such Lender and (iv) any FATCA related liability incurred by the Administrative Agent, in each case, that are payable or paid by the Administrative Agent in connection with this Agreement, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.12(h).

(i) Status of Lenders. Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without such withholding or at a reduced rate of such withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or requested by the Borrower or the Administrative Agent as will enable the Borrower to determine whether or not such Recipient is subject to backup withholding or applicable information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense, would materially prejudice the legal or commercial position of such Recipient or would require the Recipient to disclose confidential or proprietary information. Each Recipient agrees that if any form or certification it previously delivered pursuant to this paragraph (i) expires or becomes obsolete or inaccurate in any respect, it shall update such form certification or promptly inform the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j) FATCA Information

(i) Subject to subparagraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(A) confirm to that other Party whether it is:

(1) a FATCA Exempt Party; or

(2) not a FATCA Exempt Party;

(B) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(C) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(ii) If a Party confirms to another Party pursuant to subparagraph (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii) Subparagraph (i) above shall not oblige any Lender to do anything, and subparagraph (i)(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with subparagraph (i)(A) or (B) above (including, for the avoidance of doubt, where paragraph (iii) above applies), then such Party shall be treated for the purposes of the Credit Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(v) If any withholding certificate, withholding statement, document, authorization or waiver provided to the Administrative Agent by a Lender pursuant to subparagraph (i) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Administrative Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Administrative Agent). The Administrative Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the relevant Borrower.

(vi) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to subparagraph (i) or (v) above without further verification. The Administrative Agent shall not be liable for any action taken by it under or in connection with subparagraph (i) or (v) above.

(vii) Notwithstanding any contrary provision in this Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorization, waiver or information or any withholding certificate, withholding statement, document, authorization, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within ten (10) days of demand against any cost, loss, tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.

Section 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment or collateral (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans made by it in excess of its ratable share of payments or collateral on account of the Loans obtained by all of the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to the purchasing Lender to (b) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Effectiveness. The effectiveness of the consolidation, extension and amendment and restatement of the Continuing Loans as provided for in this Agreement is subject to the satisfaction of the following conditions precedent (unless waived by the Lenders and the Administrative Agent at their sole discretion):

(a) The Administrative Agent shall have received the following:

(i) this Agreement duly and validly executed by all parties hereto;

(ii) the Master Assignment and Assumption Agreement, substantially in the form of Exhibit K, duly and validly executed by all parties thereto;

(iii) the duly and validly executed and notarized New Recognition of Debt or allonges (hoja de prolongación) to the Existing Notes, as applicable, delivered in accordance with Section 2.02(e)(ii)(A);

(iv) the Notice of Effectiveness in accordance with Section 2.02(a); and

(v) the Existing Loan Prepayment in the time, place and manner required for such payments under the Existing Credit Agreement.

(b) The following statements shall be true on and as of the Closing Date (and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower dated as of the Closing Date, to the effect that):

(i) the representations and warranties of the Borrower contained in the Credit Documents are true and correct in all material respects on and as of the Closing Date as though made on and as of such date (other than to the extent therein expressly made as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date);

(ii) no Default or Event of Default has occurred and is continuing;

(iii) no Default could reasonably be expected to result from the consummation of any of the transactions contemplated by the Credit Documents;

(iv) since December 31, 2014, no change, event or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(v) no moratorium has been declared or agreed with respect to Indebtedness of the Borrower exceeding in the aggregate $5,000,000;

(vi) no restriction or requirement not currently in effect has been imposed, whether by legislative enactment, decree, regulation or otherwise, which limits the availability or the transfer of foreign currencies by the Borrower;

(vii) all necessary governmental and third-party approvals, consents and/or filings in connection with the Credit Documents or the transactions contemplated hereby and thereby required to be obtained as of such date have been obtained or made, as the case may be, and remain in full force and effect; and

(viii) there is no action, suit, litigation, investigation or proceeding by or before any court, arbitrator or other Governmental Authority is pending, or to the knowledge of the Borrower threatened in writing against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Instrument, or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

(c) Each of the Administrative Agent and the Lenders shall have received the following duly executed by all the parties thereto:

(i) a certificate from the chief executive officer, chairman of the board or chief financial officer of the Borrower dated as of the Closing Date stating that as of such date (a) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

(ii) copies, each certified as of the Closing Date by a Responsible Officer of the Borrower, of (A) evidence that the execution and delivery of each Credit Document has been approved by the Borrower and (B) the organizational documents of the Borrower;

(iii) a certificate of a Responsible Officer of the Borrower dated as of the Closing Date certifying as of such date the names and true signatures of officers of the Borrower authorized to sign the Credit Documents;

(iv) favorable opinions of (A) Dechert LLP, special New York legal counsel to the Borrower, substantially in the form of Exhibit G, (B) in-house counsel to the Borrower, substantially in the form of Exhibit H, (C) White & Case LLP, special New York legal counsel to the Administrative Agent, substantially in the form of Exhibit I, and (D) Philippi, Prietocarrizosa & Uría, special Chile legal counsel to the Administrative Agent, substantially in the form of Exhibit J, each dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders; and

(v) such other documents, governmental certificates, agreements, licenses, lien searches and information as the Administrative Agent may reasonably request.

(d) The Borrower shall have paid (i) the fees required by Section 2.03 to be paid as of the Closing Date and (ii) the costs and expenses required by Section 9.05 to be paid as of the

Closing Date. The fees, costs and expenses described in (i) and (ii) may, at the option of the Borrower, be netted from the proceeds of the Borrowing if the Closing Date occurs simultaneously with the Borrowing Date.

(e) No change, event or condition shall have occurred that, in the reasonable opinion of the Arrangers, individually or in the aggregate could reasonably be expected to materially adverse to the United States, Panama, Colombia and/or Chilean political, economic and/or social situation and/or the loan syndication, financial and/or capital markets for United States, Panama, Colombia or Chilean issues and which has impaired, or could be reasonably expected to, impair the syndication of the facility.

(f) The Administrative Agent shall have received the audited consolidated financial statements of the Borrower for the fiscal years ending 2014 and 2013, including the balance sheets and statements of operations, stockholders’ equity and cash flow audited by independent public accountants of recognized international standing (the “Original Financial Statements”) and, for the six-month period ending June 30, 2015, the unaudited, nonconsolidated financial statements of the Borrower, in all cases prepared in conformity with Chilean Banking GAAP.

(g) The Administrative Agent shall have received copies of all approvals, authorizations or consents of, or notices to or filings or registrations with, any Governmental Authority or any other third party, required for the Borrower, if necessary, to enter into, perform or consummate the transactions contemplated in any of the Credit Documents.

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it of the irrevocable acceptance by the Process Agent of its appointment pursuant to Section 9.14.

(i) The Administrative Agent shall have received such other approvals, opinions or documents deemed necessary or desirable by any Lender as a result of circumstances occurring after the date of this Agreement, as any Lender through the Administrative Agent may reasonably request.

(j) Each Lender shall have received all documentation and other information required under the applicable “know your customer” requirements of each Lender (including, without limitation, information with respect to anti-money laundering rules and regulations and the Patriot Act) with respect to the Borrower and its Subsidiaries.

Section 3.02. Conditions Precedent to the Borrowing. The obligation of each Lender with a Commitment to make New Loans is subject to the satisfaction of the following conditions precedent (unless waived by the Lenders and the Administrative Agent at their sole discretion), no later than the date of termination of the Commitments pursuant to Section 2.04:

(a) The Closing Date shall have occurred (or shall occur concurrently with the making of the New Loans).

(b) The following statements shall be true on and as of the Borrowing Date (and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower dated as of the Borrowing Date, to the effect that):

(i) the representations and warranties of the Borrower contained in the Credit Documents are true and correct in all material respects on and as of the Borrowing Date as though made on and as of such date (other than to the extent therein expressly made as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of such other date);

(ii) no Default or Event of Default has occurred and is continuing;

(iii) no Default could reasonably be expected to result from the consummation of any of the transactions contemplated by the Credit Documents;

(iv) since December 31, 2014, no change, event or condition has occurred that has had or could reasonably be expected to have a Material Adverse Effect;

(v) no moratorium has been declared or agreed with respect to Indebtedness of the Borrower exceeding in the aggregate $5,000,000;

(vi) no restriction or requirement not currently in effect has been imposed, whether by legislative enactment, decree, regulation or otherwise, which limits the availability or the transfer of foreign currencies by the Borrower;

(vii) all necessary governmental and third-party approvals, consents and/or filings in connection with the Credit Documents or the transactions contemplated hereby and thereby required to be obtained as of such date have been obtained or made, as the case may be, and remain in full force and effect; and

(viii) there is no action, suit, litigation, investigation or proceeding by or before any court, arbitrator or other Governmental Authority is pending, or to the knowledge of the Borrower threatened in writing against the Borrower or any of its Subsidiaries, that could reasonably be expected to have a Material Adverse Effect, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Instrument, or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

(c) The Borrower shall have paid any stamp Taxes or similar Taxes payable in connection with the New Loans and any of the Credit Documents.

(d) The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent:

(i) the Notice of Borrowing in accordance with Section 2.02(a);

(ii) for the account of each Lender, the New Notes duly executed and notarized dated the Borrowing Date, complying with the requirements of Section 2.02(e); and

(iii) such other documents, governmental certificates, agreements, licenses, lien searches and information as the Administrative Agent or any Lender may reasonably request.

Section 3.03. Satisfaction of Conditions Precedent. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date or the Borrowing Date, respectively, specifying its objection thereto. Each of the agreements, certificates, legal opinions and other documents and papers referred to in Sections 3.01 and 3.02, unless otherwise specified, shall be (i) in the English language (other than the current estatutos sociales, by-laws or equivalent organizational documents of the Borrower, the resolutions of the Borrower authorizing the execution and delivery of each Credit Document, the New Notes (which shall be in English and Spanish), the New Recognition of Debt (which shall be in Spanish only) and/or the allonges (hojas de prolongación) to the Existing Notes, as applicable (which shall be in English and Spanish)), (ii) delivered to the Administrative Agent for the account of each of the Lenders, in sufficient counterparts or copies for each of the Lenders, and (iii) in form, scope and substance satisfactory to the Administrative Agent (in its sole discretion).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Lenders and the Arrangers as follows:

Section 4.01. Corporate Existence. The Borrower is a financial institution duly organized and validly existing under the laws of Chile, and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to cause a Material Adverse Effect. Each Significant Subsidiary of the Borrower is a corporation or other legal entity duly organized, validly existing, and (if applicable in its jurisdiction) in good standing under the laws of its jurisdiction of formation and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to cause a Material Adverse Effect.

Section 4.02. Corporate Power. The execution, delivery, and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not (i) conflict with the Borrower’s certificate or articles, as the case may be, of incorporation (or its equivalent) or by-laws, (ii) conflict with or result in a breach of any contractual restriction binding on or affecting the Borrower, or (iii) violate any Legal Requirement applicable to the Borrower, in the case of clauses (ii) and (iii), the conflict with, breach or violation of which could reasonably be expected to cause a Material Adverse Effect and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of the relevant Borrowing, such Borrowing and the use of the proceeds of such Borrowing will be within the Borrower’s corporate powers, will have been duly authorized by all necessary corporate action, will not contravene (a) the Borrower’s certificate of incorporation (or its equivalent) or by-laws or (b) any Legal Requirement or any contractual restriction binding on or applicable to the Borrower, the conflict or violation of which could reasonably be expected to cause a Material Adverse Effect.

Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person (each a “Filing”) is required for the due execution, delivery and performance by the Borrower of the Credit Documents or the consummation of the transactions contemplated thereby, except (a) Filings necessary in connection with the conduct of the Borrower’s business required to be made after any date this representation is made or deemed made, (b) such other Filings as have been obtained or made, (c) Filings required to maintain corporate and similar standing and existence required to be made after any date this representation is made or deemed made and (d) the notification to Banco Central de Chile referenced in Section 5.10. At the time of the relevant Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person will be required for such Borrowing or the use of the proceeds of such Borrowing.

Section 4.04. Enforceable Obligations. Each Credit Document has been duly executed and delivered by the Borrower. Each Credit Document is the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

Section 4.05. Financial Statements.

(a) The audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flow of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, and such balance sheets and statements of operations, stockholders’ equity, and cash flow were prepared in accordance with Chilean Banking GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2015, and the related consolidated statements of operation, shareholders’ equity and cash flow of the Borrower and its Subsidiaries for the six-month period then ended, copies of which have been furnished to the Administrative Agent, fairly present in all material respects, the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, and such balance sheets and statements of operations, stockholders’ equity, and cash flow were prepared in accordance with Chilean Banking GAAP, subject to year-end audit adjustments and the absence of footnotes.

(c) Since December 31, 2014, no change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.06. Ownership and Liens. The Borrower has title to, or a valid leasehold interest in, all of the Property used in its business, except to the extent that failure to have such title or leasehold interest could not reasonably be expected to have a Material Adverse Effect, including as of the date of this Agreement the Property reflected in the December 31, 2014 financial statements referred to in Section 4.05(a) (other than Property sold since such date), and none of the Property owned or leased by the Borrower is subject to any Lien except Permitted Liens.

Section 4.07. True and Complete Disclosure. No written representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement or any other Credit Document, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. There is no fact known to any Responsible Officer of the Borrower on the date hereof and on the Closing Date, that has not been disclosed to the Lenders and the Administrative Agent and which could reasonably be expected to cause a Material Adverse Effect.

Section 4.08. Litigation. There is no pending, or, to the knowledge of the Borrower, threatened action or proceeding by or against the Borrower before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Effect, or that purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Instrument, or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

Section 4.09. Use of Proceeds.

(a) The proceeds of the Loans shall be used by the Borrower for general corporate purposes and only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates located outside the United States.

(b) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U). Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

Section 4.10. Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Taxes. Each of the Borrower and its Significant Subsidiaries has filed or caused to be filed all material Tax returns required by law to be filed and has paid or caused to be paid all Taxes levied upon or in respect of any of its Properties, other than any such Taxes the validity or amount of which are being contested in good faith by the Borrower or such Significant Subsidiary by appropriate proceedings and for which the Borrower or such Significant Subsidiary shall have set aside on its books adequate reserves in accordance with Chilean Banking GAAP. The charges, accruals and reserves on the books of the Borrower and its

Significant Subsidiaries in respect of Taxes for all fiscal periods are adequate, and there is no unpaid assessment for additional Taxes for any fiscal period or any basis therefor.

Section 4.12. No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which any such Person is a party and which could reasonably be expected to cause a Material Adverse Effect. To the knowledge of each Responsible Officer of the Borrower, neither the Borrower nor any of its Subsidiaries has received any notice of default under any contract, agreement, lease, or other instrument to which any such Person is a party which is continuing or which, if not cured, could reasonably be expected to cause a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing.

Section 4.13. Permits, Licenses, Etc. Each of the Borrower and its Significant Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business, except where the failure to possess any of the same could not reasonably be expected to cause a Material Adverse Effect; provided, however, that the Borrower has obtained and maintains in full force and effect all necessary licenses, permits, concessions or other governmental approvals related to any aspect of its banking business. Each of the Borrower and its Significant Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements the failure to comply with which could reasonably be expected to cause a Material Adverse Effect.

Section 4.14. Compliance with Laws; Material Agreements. Neither the Borrower nor any of its Significant Subsidiaries is in violation of any Legal Requirement the failure to comply with which could reasonably be expected to cause a Material Adverse Effect and is not in violation of any Legal Requirements relating to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance, liquidity in respect of foreign currency liabilities, social security, retirement funds or pensions. Neither the Borrower nor any of its Significant Subsidiaries is in violation of any provision of any Material Agreement to which it is a party, and the execution and delivery of this Agreement and the Credit Documents and the consummation of the transactions contemplated thereunder shall not result in any breach of any provisions of, or constitute a default under, any Material Agreement, except any violation, breach, or default which could not reasonably be expected to result in a Material Adverse Effect.

Section 4.15. Rank of Obligations. The claims of the Administrative Agent, the Arrangers and the Lenders against the Borrower under this Agreement and the Instruments rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation, or other similar laws of general application, Taxes payable to Governmental Authorities, and wages, salaries, and other social security benefits of the employees of the Borrower.

Section 4.16. No Immunity. In any proceeding taken in Chile or the United States of America in relation to this Agreement, the Borrower will not be entitled to claim for itself or any of its assets immunity (including, without limitation, sovereign immunity) from suit, execution, attachment or other legal process.

Section 4.17. Chilean Law Requirements. All acts, conditions, and things required by the laws of Chile in force at the date hereof to be done, fulfilled, and performed in order (a) to enable the Borrower lawfully to enter into this Agreement and to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, and (b) to ensure that the obligations expressed to be assumed by the Borrower in this Agreement are legal, valid, and binding, have been done, fulfilled, and performed. The qualification of the Administrative Agent or any Lender for admission to do business under the laws of Chile does not constitute a condition to, and the failure to so qualify does not affect the exercise by the Administrative Agent or such Lender of, any right, power, or remedy accorded it under any Credit Document.

Section 4.18. Legal Form; Formalities; Instruments; Chilean Stamp Tax.

(a) Except as noted in Section 4.18(b), this Agreement and the other Credit Documents are in proper legal form under the laws of Chile for the enforcement thereof in accordance with their respective terms in the courts of Chile. The obligations of the Borrower under this Agreement and the other Credit Documents may be enforced (by judgment and levy) in accordance with their respective terms in a proceeding at law in any competent court in Chile.

(b) It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Chile of any Credit Document (other than the Instruments) that the same be notarized, filed, recorded or enrolled with any Governmental Authority, or that any such document be stamped with any stamp, registration or similar transaction Tax (or that any such Tax be paid), except that in order for any Credit Document to be admissible in evidence in judicial proceedings in a court in Chile, (i) such document would have to be originally executed in the Spanish language or would have to be translated into the Spanish language by an approved translator (which translation could be effected in relation to any document at any time prior to such document being so admitted in evidence) and (ii) that the applicable stamp Tax is paid and such court may require evidence of the payment of any Chilean stamp Tax that may be applicable. The Borrower is permitted under applicable law to pay any additional other amounts under Section 2.12 as will result from any such stamp, registration or similar transaction tax.

(c) Each of the Instruments shall constitute, upon the payment of any applicable Chilean stamp Tax (when applicable), a valid título ejecutivo enforceable against the Borrower in accordance with Chilean law.

Section 4.19. Chilean Tax Requirements. No withholding or other Tax is currently required under applicable law to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this Agreement, the Instruments, or any other Credit Document, other than (i) payments of interest made by the Borrower from Chile to a resident of a country other than Chile that is a foreign or international banking or financial institution, which are subject to Chilean withholding Tax at an effective rate of 4.0% and (ii) other than as described in Section 4.19(i), payments of all Credit Obligations (excluding principal) made by the Borrower from Chile to a resident of a country other than Chile may be subject to Chilean withholding Tax at an effective rate of 35.0%. Further, the New Loans are subject to Chilean stamp Tax equal to 0.4%

on the principal amount thereof, which shall be paid prior to disbursement as set forth in section 3.02(c) hereof. If this representation is deemed made as of a date subsequent to the date hereof, the foregoing shall be deemed to be modified to incorporate any change in Chilean law or regulation (or official interpretation thereof) subsequent to the date hereof. The Borrower is permitted under applicable law to pay any additional amounts payable under Section 2.12 as will result in receipt by the Lenders of such amounts as would have been received by the Lenders had no such withholding been required.

Section 4.20. Chilean Insolvency and Reorganization Rules. Neither the Borrower nor any of its Significant Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started, or to the best of the Borrower’s knowledge and belief threatened, against the Borrower or any of its Significant Subsidiaries for its winding-up, dissolution, administration, or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee, or similar officer of it or of any or all of its assets or revenues.

Section 4.21. Anti-Terrorism Laws; Anti-Corruption Laws; Economic Sanctions Laws and Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is in violation of any Sanctions.

(b) Neither the Borrower nor any of its Subsidiaries (or any director, officer, employee, or agent thereof acting on behalf of the same) (i) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) offered, paid, given, promised to pay, authorized the payment of, or taken any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage; or (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws.

(c) Neither the Borrower nor any of its Subsidiaries (or any director, officer, employee, or agent thereof):

(i) is a Restricted Party; or

(ii) has received notice of, or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(d) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws Laws and applicable Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors or officers, or, to the knowledge of the Borrower, any of their respective employees or Affiliates, or (b) to the knowledge of the Borrower, any agent of the Borrower, or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of Anti-Terrorism Laws, Anti-Corruption Laws, or Sanctions. No Loan, use of proceeds or other transaction contemplated by this Agreement will cause a violation of Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions by any person participating in the transactions contemplated by this Agreement, whether as lender, borrower, guarantor, agent, or otherwise. The Borrower represents that, except as disclosed to the Administrative Agent and the Lenders prior to the date of this Agreement, neither it nor any of its Subsidiaries, nor its parent company, or, to the knowledge of the Borrower, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country.

Section 4.22. International Banking Facility. The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Loan hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates located outside the United States.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Loan or any amount under any Credit Document shall remain unpaid (other than contingent indemnification obligations for which no claim has been made) or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01. Compliance with Laws, Material Agreements, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements of which the failure to comply could reasonably be expected to cause a Material Adverse Effect, and with all provisions of the Credit Documents (material or not). Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Material Agreements except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect and, in all respects (material or not), with all Legal Requirements with respect to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance, liquidity in respect of foreign currency liabilities, equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

Section 5.02. Maintenance of Insurance. The Borrower will maintain and cause each of its Significant Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Significant Subsidiary operates.

Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its organizational existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified, and cause each such Significant Subsidiary to qualify and remain qualified to do business in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Effect; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Section 6.04.

Section 5.04. Preservation of Permits, Licenses, Etc. The Borrower will preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, all licenses and permits issued by any Governmental Authority which are material to the conduct of its business, in each case, where the failure to possess any of the same could reasonably be expected to cause a Material Adverse Effect.

Section 5.05. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Significant Subsidiaries to pay and discharge, before the same shall become delinquent and which the failure to timely pay or discharge could reasonably be expected to cause a Material Adverse Effect, (a) all Taxes (including without limitation all stamp Taxes) imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Significant Subsidiary shall be required to pay or discharge any such Tax which is being contested in good faith and by appropriate proceedings, and with respect to which adequate reserves in conformity with Chilean Banking GAAP have been provided.

Section 5.06. Reporting Requirements. The Borrower will furnish to the Administrative Agent:

(a) Defaults. As soon as possible and in any event within five (5) Business Days after the occurrence of each Default known to a Responsible Officer of the Borrower or any of its Significant Subsidiaries which is continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto; provided that failure to deliver notice of the occurrence of a Default shall not itself result in an Event of Default hereunder if such underlying Default has been cured prior to the expiration of any applicable grace or cure period set forth herein;

(b) Semi-Annual Financials. As soon as available and not later than ninety (90) days after the end of the second quarter of each fiscal year of the Borrower, copies of the unaudited, consolidated, informal financial statements as of the six-month period then ended in Spanish filed by the Borrower with the Superintendencia de Bancos e Instituciones Financieras, together with a Compliance Certificate duly executed by the chairman of the board, chief executive officer, chief financial officer or the treasurer of the Borrower;

(c) Annual Financials. As soon as available and in any event not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower and its Subsidiaries, the audited, consolidated financial statements in English for the Borrower and its Subsidiaries as of the close of such year, in reasonable detail and accompanied by a report thereon by a firm of independent certified public accountants of recognized international standing selected by the Borrower, containing an opinion to the effect that such consolidated financial statements have been prepared in accordance with Chilean Banking GAAP and present fairly in all material respects the financial conditions of the Borrower and its Subsidiaries and the result of their operations and that the examination by such accountants in connection with their report upon such financial statements has been made in accordance with generally accepted auditing standards, together with a Compliance Certificate duly executed by the chairman of the board, chief executive officer, chief financial officer, or the treasurer of the Borrower;

(d) Other Reports. Promptly and in any event within fifteen (15) days after the sending, filing or receipt thereof, as the case may be, copies of (i) all financial statements and reports sent by the Borrower or any Significant Subsidiary to shareholders generally, (ii) filings with any stock exchange or securities regulator in Chile, (iii) all debt offering statements, and (iv) the monthly reports sent to the Superintendencia de Bancos e Instituciones Financieras; provided, that the Borrower will be deemed to have complied with Sections 5.06(b), (c) and (d)(i), (ii) and (iv) (except with respect to Compliance Certificates) if any such reports are posted on the website of Superintendencia de Bancos e Instituciones Financieras (www.sbif.cl) and/or Corpbanca’s website (www.corpbanca.cl); provided, further, however that the Administrative Agent shall not be required to obtain copies of such monthly reports from the websites described immediately above, nor shall the Administrative Agent be required to provide copies of such reports to the Lenders;

(e) Material Changes. Prompt written notice of any condition or event of which any Responsible Officer of the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Effect, (ii) a breach of or noncompliance with any term, condition, or covenant of any contract to which the Borrower or any of its Significant Subsidiaries is a party or by which they or their properties may be bound, which breach or noncompliance could reasonably be expected to cause a Material Adverse Effect, (iii) a Change of Control, (iv) a modification to the terms of any license or permit of the type set forth in the definition of Legal Requirement with respect to the Borrower or any of its Significant Subsidiaries, or (v) any material change in Chilean Banking GAAP or in the application thereof since the date of the most recent audited financial statements referred to in Section 5.06(c) and, if any such change has occurred, specify the effect of such change on the most recent financial statements delivered to the Administrative Agent pursuant to this Section 5.06;

(f) Disputes, Etc. Prompt written notice of any claims, litigation, proceedings, or disputes, or to the knowledge of the Borrower threatened, affecting the Borrower, or any of its Significant Subsidiaries that could reasonably be expected to cause a Material Adverse Effect;

(g) Other Information. Such other information with respect to the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Significant Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request.

Section 5.07. Maintenance of Property. Borrower shall, and shall cause each of its Significant Subsidiaries to, (a) maintain their material owned (other than owned but leased to customers pursuant to capital leases in the ordinary course of the Borrower’s banking business or any

Significant Subsidiary’s business), leased, or operated property, equipment, buildings and fixtures in good condition, repair and working order (except for ordinary wear and tear), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments, and improvements thereto, (i) all as may be reasonably necessary so that the business carried on in connection therewith may be properly conducted at all times and (ii) where the failure to do so could reasonably be expected to cause a Material Adverse Effect, and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the environment that could reasonably be expected to cause a Material Adverse Effect.

Section 5.08. Books and Records. The Borrower will keep, and will cause each Significant Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs, so that the financial statements of the Borrower may be prepared in accordance with Chilean Banking GAAP.

Section 5.09. Rank of Obligations. The Borrower will cause at all times that the claims of the Administrative Agent, the Arrangers and the Lenders against the Borrower under this Agreement will rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation or other similar laws of general application, Taxes payable to Governmental Authorities, and wages, salaries and other social security benefits of the employees of the Borrower.

Section 5.10. Central Bank and CIRS Notifications. The Borrower shall notify the Banco Central de Chile and the Chilean Internal Revenue Service of the execution and delivery of this Agreement, the relevant Borrowing and the issuance or assignment of any Instruments, in each case as may be required by applicable Chilean Legal Requirements. Promptly after such notification, the Borrower shall provide to the Administrative Agent evidence thereof reasonably satisfactory to the Administrative Agent.

Section 5.11. Change in Basis of Preparation of Financial Statements.

(a) The Borrower shall notify the Administrative Agent of any intended change in the basis on which any financial statements required to be prepared by the Borrower and delivered to the Administrative Agent under this Agreement are prepared that could have an effect on the calculation of, or on the financial accounts directly or indirectly involved in determining compliance with, any covenant in Article VI of this Agreement or the occurrence of an Event of Default under Article VII of this Agreement. Such notification shall be made at least sixty (60) days in advance of any such change entering into effect.

(b) The Borrower shall accompany the notification required under Section 5.11(a) with:

(i) a full description of any change notified under Section 5.11(a); and

(ii) a statement containing sufficient information, in such detail and format as may be reasonably required by the Administrative Agent or any Lender, to enable the Administrative Agent and the Lenders:

(A)	to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and the Original Financial Statements (or if all prior changes in the basis of financial statements have been previously addressed in accordance with this Section 5.11 and audited consolidated financial statements have been delivered reflecting such changes, the most recent audited consolidated annual financial statements prepared in accordance with Chilean Banking GAAP) (the “Prior Financial Statements”); and

(B)	to test the financial covenants in Article VI as if the financial statements prepared on the changed basis would be prepared on the basis on which the Prior Financial Statements were prepared.

(c) If required by any Lender, the Borrower shall procure that, to the extent practicable under Chilean financial audit rules and customs, its auditors or another firm of independent public accountants of international standing (in each case, at the Borrower’s cost) confirm to the Administrative Agent and the Lenders the accuracy of the information provided pursuant to Section 5.11(b)(ii).

(d) The Borrower shall agree to any amendments required by any Lender, acting reasonably and in good faith, to be made to this Agreement to place the Lenders in the same position they would have been in if the change notified under paragraph (a) above had not happened, including, without limitation, (i) such amendments to Article VI and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement and (ii) any other amendments to this Agreement which are necessary to ensure that the adoption by the Borrower and/or any of its Subsidiaries of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of the Borrower under the Credit Documents.

Section 5.12. Anti-Terrorism Laws; Anti-Corruption Laws; Economic Sanctions Laws and Regulations.

(a) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable Anti-Terrorism Laws and applicable Sanctions.

(b) The Borrower shall, and cause each of its Subsidiaries to, at all times institute, maintain and comply with internal procedures and controls consistent with the laws of Chile and the United States, for the purpose of preventing the Borrower from violating Anti-Corruption Laws or from being used for money laundering, the financing of terrorist activity, fraud or other corrupt or illegal purposes or practices.

(c) The Borrower will, and will cause each of its Subsidiaries to, at all times institute, maintain and comply with internal procedures and controls consistent with the laws of Chile and the United States, for the purpose of preventing the Borrower from entering into any transaction with, or, to its knowledge, for the benefit of, any Restricted Party, and from engaging in any activity in violation of applicable Sanctions.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Loan or any amount under any Credit Document shall remain unpaid (other than contingent indemnification obligations for which no claim has been made) or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01. Limitation on Liens, Etc. The Borrower will not create, assume, incur, or suffer to exist, any Lien on any Property of the Borrower, whether now owned or hereafter acquired, or assign any right to receive income, except Permitted Liens.

Section 6.02. Restricted Payments. The Borrower shall not make any Restricted Payments (a) if an Event of Default is continuing on the date of the proposed Restricted Payment or a Default would exist immediately after giving effect to such proposed Restricted Payment or (b) if, after giving effect to such proposed Restricted Payment, the Borrower would fail to meet (x) any Chilean regulatory capital requirements or (y) any rule, guideline or directive promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision (or any successor or similar authority) pursuant to Basel III, as implemented in Chile.

Section 6.03. Agreements Restricting Liens and Distributions. The Borrower will not enter into or be party to any agreement (other than a Credit Document) which (a) except with respect to specific property encumbered to secure repayment of borrowed money related to such property, imposes restrictions greater, taken as a whole, than those under this Agreement upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any Loan by any of the Borrower’s Significant Subsidiaries to the Borrower; provided that agreements, including credit facility agreements, entered into in the ordinary course of the Borrower’s banking business shall not be prohibited by this Section 6.03.

Section 6.04. Merger or Consolidation; Asset Sales. Except with respect to the transactions, mergers, consolidations or other reorganizations of the Borrower or any of its Significant Subsidiaries contemplated in, made in connection with or as a result of that certain Transaction Agreement, dated January 29, 2014 (the “Transaction Agreement”), among Inversiones Corp. Group Interhold Limitada, Inversiones Gasa Limitada, the Borrower, Itaú Unibanco Holding S.A. and Banco Itaú Chile, the Borrower will not, and will not permit any of its Significant Subsidiaries to:

(i) merge or consolidate with or into any Person (except that (a) any Person may merge or consolidate with or into the Borrower, with the Borrower being the surviving entity and (b) any Person other than the Borrower may merge or consolidate with or into any Significant Subsidiary, with such Significant Subsidiary being the surviving entity), or convey, transfer or lease substantially all of its assets to any Person (except that (a) any Person may make such conveyance, transfer or lease to the Borrower or (b) any Person other than the Borrower may make such conveyance, transfer or lease to any Significant Subsidiary) in a single transaction or series of transactions; or

(ii) sell, lease, transfer, or otherwise dispose of more than 20% of its Tangible Net Worth over the term of this Agreement, other than in the ordinary course of business.

; provided that, for the avoidance of doubt, nothing in this Section 6.04 shall be understood to impose any limitation on a Change of Control which does not require the Borrower to prepay the Loans pursuant to Section 2.07(d).

Section 6.05. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement or in the Transaction Agreement, the Borrower will not, and will not permit any of its Significant Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate (other than a wholly-owned Subsidiary of the Borrower) (a “Restricted Affiliate”); (b) any transfer, sale, lease, assignment or other disposal of any assets to any Restricted Affiliate or any purchase or acquisition of assets from any Restricted Affiliate; or (c) any arrangement or other transaction directly or indirectly with or for the benefit of any Restricted Affiliate (including, without limitation, guaranties and assumptions of obligations of an Affiliate); provided that the Borrower or any of its Significant Subsidiaries may enter into any arrangement or other transaction directly or indirectly with, or for the benefit of, any Restricted Affiliate if the monetary or business consideration arising therefrom would be at least as advantageous to the Borrower or the Significant Subsidiary, as the case may be, as the monetary or business consideration which it would obtain in a comparable arm’s length transaction with a Person who is not a Restricted Affiliate. For the avoidance of doubt, this Section 6.05 shall not apply to employment arrangements with, payment of compensation, expense reimbursement, indemnification or benefits to or for the benefit of any current or former employees, officers or directors of the Borrower or its Significant Subsidiaries.

Section 6.06. Use of Proceeds. The Borrower will not use the proceeds of any Loans for any purpose other than as provided in Section 4.09.

Section 6.07. Minimum BIS Capital Ratio. The Borrower will not permit its BIS Capital Ratio to be, at any time, less than the higher of (a) 8% and (b) the minimum capital adequacy requirements mandated by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.08. Maximum Non-Performing Loans to Total Loans Ratio. The Borrower will not permit its Non-Performing Loans to Total Loans Ratio, on a consolidated basis, to be, at any time, greater than the lower of (a) 3% and (b) the maximum level of such ratio permitted by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.09. Minimum Ratio of Loan Loss Reserves to Non-Performing Loans. The Borrower will not permit its Loan Loss Reserves to Non-Performing Loans Ratio, on a consolidated basis, to be less than the higher of (a) 100% or (b) the minimum level of such ratio permitted by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.10. No Change in Line of Business. The Borrower will not, and will not permit any of its Significant Subsidiaries to, engage in any business other than the respective businesses in which the Borrower and its Significant Subsidiaries are engaged on the date of this Agreement and any business related or incidental thereto.

Section 6.11. Compliance with Anti-Terrorism Laws; Anti-Corruption Laws and Economic Sanctions Laws and Regulations.

(a) Neither the Borrower nor any of its Subsidiaries (or any director, officer, employee, or agent thereof acting on behalf of the same) shall (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) offer, pay, give, promise to pay, authorize the payment of, or take any action in furtherance of the payment of anything of value directly or indirectly to a Government Official or any other person to improperly influence the recipient’s action or otherwise to obtain or retain business or to secure an improper business advantage or (iii), by act or omission, violate any applicable Anti-Corruption Laws.

(b) Neither the Borrower nor any of its Subsidiaries shall permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities:

(i) involving or for the benefit of any Restricted Party; or

(ii) in any other manner that would reasonably be expected to result in the Borrower, any of its Subsidiaries or any Lender being in breach of any Sanctions (if and to the extent applicable to them) or becoming a Restricted Party.

(c) The Borrower will not request any Loan, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees, Affiliates and agents shall not use, directly or indirectly, the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or involving any goods originating in or with a Sanctioned Person or Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the transactions contemplated hereunder, whether as underwriter, advisor lender, investor or otherwise).

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Payment. The Borrower shall fail to (i) pay any principal of any Loan when due, or (ii) pay any interest on any Loan or any fee or other amount payable hereunder or under any other Credit Document within two (2) Business Days of when the same becomes due and payable;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, or (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches. The Borrower shall (i) fail to perform or observe any covenant contained in Section 5.01, 5.03, 5.09 or 5.12, or Article VI, of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for thirty (30) days after the earlier of (A) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender, or (B) a Responsible Officer of the Borrower’s actual knowledge of such default;

(d) Cross-Defaults. (i) The Borrower or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness (excluding the Loans) and/or shall fail to meet any payment or collateralization obligation in respect of any Derivatives Obligations that, in one or more related or unrelated transactions is outstanding in a principal amount or in the case of Derivatives Obligations has a then-current Termination Amount, exceeding in the aggregate ten million Dollars ($10,000,000) (or the equivalent thereof in other currencies), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness (or, in the case of Derivatives Obligations, continues for the longer of (x) a period of five (5) Business Days and (y) the expiration of any applicable grace period, if any, specified in the agreement or instrument relating to such Derivatives Obligations); or (ii) any default, event of default or other event or condition shall occur under any indenture, agreement or other instrument relating to any Indebtedness or Derivative Obligation that, in one or more related or unrelated transactions is outstanding in a principal amount, and in the case of Derivatives Obligations has a then-current Termination Amount, exceeding in the aggregate ten million Dollars ($10,000,000) (or the equivalent in other currencies); and the effect of such event or condition is to cause, or to permit a Person to cause, any principal amount of such Indebtedness to become due and payable prior to the date on which it would otherwise become due and payable, or any Termination Amount in respect of any such Derivatives Obligations to become due and payable;

(e) Insolvency. (i) The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Significant Subsidiary, either such proceeding shall remain undismissed for a period of forty five (45) days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize or shall take any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in excess of ten million Dollars ($10,000,000) (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged as being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of forty five (45) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Material Adverse Effect. Any Material Adverse Effect shall occur;

(h) Expropriation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Chile (with respect to the Borrower) or in any other jurisdiction where the Borrower’s Significant Subsidiaries’ have operations (with respect to any of the Borrower’s Significant Subsidiaries), shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of the Borrower or any of its Significant Subsidiaries, or shall have assumed control of such property or of the business or operations of the Borrower or any of its Significant Subsidiaries, or shall have taken any action for the dissolution or disestablishment of the Borrower or any of its Significant Subsidiaries, or any action that would prevent the Borrower, any of its Significant Subsidiaries or their respective officers from carrying on a substantial part of the business of the Borrower or any of its Significant Subsidiaries, as the case may be;

(i) Denial or Declaration of Liability. The Borrower shall deny its obligations under this Agreement or any other Credit Document or its validity or enforceability shall be disputed or contested (in writing) by the Borrower;

(j) Imposition of Currency Restrictions. Any Governmental Authority shall take any action (A) canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest payable under this Agreement or any of the Instruments, including a general moratorium, (B) preventing the fulfillment by the Borrower of its obligations under this Agreement or any of the Instruments, (C) restricting the availability to the Borrower of foreign currencies in exchange for pesos or otherwise or (D) requiring the Borrower to participate in any facility or exercise involving the rescheduling of the Borrower’s debts or the restructuring of the currency in which the Borrower may pay its obligations;

(k) Regulatory Intervention, Regulatory Licenses. The Superintendencia de Bancos e Instituciones Financieras or any other Governmental Authority shall intervene in the business, or displace the management or board of directors, of the Borrower in the conduct of its business or shall revoke or fail to renew any regulatory license or permit material to the Borrower’s business; or

(l) Moratorium. Any Governmental Authority of Chile declares any general payment delay, refusal to pay or acknowledge a payment obligation, repudiation or other action (whether or not formally announced), which in any such case relates to debts or any category of debts not to be paid in accordance with their terms and prevents the availability of foreign exchange by the Borrower for the purpose of performing any material obligation under this Agreement or any other Credit Document.

Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event the Administrative Agent (a) shall at the request, or may without the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (b) shall at the request, or may without the consent, of the Majority Lenders, by notice to the Borrower, declare the Loans, all interest thereon, and all other amounts payable under this Agreement and the Instruments to be forthwith due and payable, whereupon the Loans, all such interest, and all such other amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur, the obligation of each Lender to make Loans shall immediately and automatically be terminated and the Loans, all interest on the Loans, and all other amounts payable under this Agreement and the Instruments shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower; provided that this Section 7.03 shall not apply to a Chilean Voluntary Bankruptcy Proceeding commenced by the Borrower or any of its Subsidiaries during the period in which the Protección Financiera Concursal described in Article 57 of the Chilean Bankruptcy Law is in effect with respect to the Borrower or the relevant Subsidiary.

Section 7.04. Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or a Lender is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding deposits that such Lender knows or, with reasonable inquiry should know, are held by the Borrower in a fiduciary capacity for the benefit of others) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Instrument held by such Lender irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

Section 7.06. Application of Payments. During the existence of an Event of Default, all payments and collections shall be applied to the Credit Obligations in accordance with Section 2.11 and first to any reimbursements and indemnifications due to the Lenders, then ratably to any accrued and unpaid interest and fees due to the Lenders, then ratably to the outstanding principal balance of the Loans.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its administrative agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by the Borrower or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Borrower or the satisfaction of any condition or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment). The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

Section 8.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) reasonably believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Instrument as the holder thereof for all purposes of this Agreement unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.07. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.02) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.04. Rights as Lender. In the event that the party acting as Administrative Agent is also a Lender, with respect to such party’s Commitments and the Loans made by it, such party (and any successor acting as both Administrative Agent and a Lender) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Such party acting as both Administrative Agent and a Lender (and any successor acting as both Administrative Agent and a Lender) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with the Borrower or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and such party (and any successor acting as both Administrative Agent and a Lender) and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.05. Reimbursement. To the extent that the Borrower for any reason fails to pay any amount not reimbursed or indemnified under Section 9.08 (but without limiting the obligations of the Borrower under such Section), each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro Rata Share (determined at the time such indemnity is sought), of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share (determined at the time such indemnity is sought) of any costs or expenses payable by the Borrower under Section 9.05, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower; provided, however, that upon recovery of any or all of such costs and expenses by the Administrative Agent from the Borrower, the Administrative Agent shall remit to each Lender its ratable share of such amounts so recovered. The agreements contained in this Section 8.05 shall survive payment in full of the Loans and all other amounts payable under this Agreement.

Section 8.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.07. Resignation and Removal of Administrative Agent. The Administrative Agent may resign at any time by giving at least thirty (30) days’ notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed at any time upon the written request of the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent in consultation with the Borrower. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring or removed Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The successor Administrative Agent shall notify the Lenders of its appointment and confirm its acceptance of all responsibilities under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as

Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 8.08. Arrangers. The Arrangers shall not have any rights or obligations under this Agreement other than the rights set forth in Section 2.03, 2.12 and Article IX.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Instruments, or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders or extend the Availability Period or the commitment termination date of the Lenders, (c) reduce the principal of, or interest on, the Loans, the rate of interest applicable to any Loan or any fees or other amounts payable hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (e) change the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (f) amend Section 2.02(d), 2.04, 2.07(c) or 2.12 or this Section 9.01, (g) release the Borrower from its obligations under any Credit Document to which it is a party, except pursuant to the terms of the applicable Credit Document, (h) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among Lenders or (i) amend the definition of “Majority Lenders”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Section 9.02. Notices, Etc.

(a) Except as otherwise expressly provided herein, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail): if to the Borrower, at the Borrower’s address at Rosario Norte 660, Las Condes, Santiago, Chile, Attention: Mauricio Santos Diaz (telecopy: 562-2660-2322; telephone: 562-2660-2206); if to any Lender, at its Applicable Lending Office specified opposite its name on Schedule II; if to the Administrative Agent, at its address at Standard Chartered Bank, 5th Floor, 1 Basinghall Avenue, London EC2V 5DD, United Kingdom, Attention: Manager Asset Servicing (telecopy: +44 207 885 9728); or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.03 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided that notices and communications to the Administrative Agent pursuant to Article II or Article VII) shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to loansagencyuk@sc.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 9.03. Posting of Approved Electronic Communications.

(a) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Borrowing Date, a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY ARRANGER IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Arrangers and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.04. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Instrument shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

Section 9.05. Costs and Expenses. The Borrower shall: (a) pay on behalf of, or reimburse the Administrative Agent and the Arrangers on demand for, all of their respective reasonable and documented costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection therewith, the consummation of the transactions contemplated hereby and the syndication by the Administrative Agent and the Arrangers of the Commitments, including, without limitation, reasonable and documented fees and disbursements of special New York counsel and special Chilean counsel to the Administrative Agent and Arrangers (but excluding fees and disbursements of internal counsel), provided that the liability of the Borrower for costs under this clause (a) shall be subject to the limitations agreed to in writing with the Administrative Agent and the Arrangers in Section 7 of the Mandate Letter; (b) pay or reimburse the Administrative Agent and the Arrangers for all of their respective reasonable and documented costs and expenses in connection with any amendment, supplement or modification to the Credit Documents and any other documents prepared in connection therewith, including, without limitation, the reasonable fees and disbursements of special New York counsel and special Chilean counsel to the Administrative Agent and Arrangers (but excluding fees and disbursements of internal counsel); and (c) pay or reimburse each Arranger, Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under any Credit Document, and any such other documents, including, without limitation, the fees and disbursements of counsel to each Arranger, Lender and the Administrative Agent. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.05 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

Section 9.06. Binding Effect. Subject to Section 3.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, received a counterpart of this Agreement executed by such Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights or delegate any duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender and any attempted assignment without such prior written consent shall be void and invalid.

Section 9.07. Lender Assignments and Participations.

(a) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its respective Instrument, and its Commitments) with at least five (5) Business Days’ prior written notice to the Administrative Agent and the Borrower; provided, however, that

(i) each such assignment shall be to an Eligible Assignee; provided that if the Borrower’s approval is required for such Person to be an Eligible Assignee, such approval shall not to be unreasonably withheld, conditioned or delayed and shall be deemed given by the Borrower in the event that the Borrower does not object in writing to the Administrative Agent within five (5) Business Days of receiving written notice from the Administrative Agent of the potential assignment to such Person;

(ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount equal to at least five million Dollars ($5,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof;

(iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Instruments (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the assigning Lender’s interest in the Loans and Commitments; and

(iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in substantially the form of the attached Exhibit A. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, together with any Instrument subject to such assignment (if applicable) and, except in the case of an assignment by a Lender to its Affiliate, a processing fee of $3,500 paid by the assigning Lender or the Eligible Assignee, the Administrative Agent shall, (A) accept such Assignment and Acceptance and (B) give prompt notice thereof to the Borrower.

Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee (as applicable), the assignee thereunder shall be a party to this Agreement and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement; provided, however, that the assigning Lender shall retain its rights to indemnification and reimbursement hereunder to which it was entitled prior to the effective date of the assignment or that otherwise relate to facts or circumstances occurring prior to the effective date of such assignment. No later than five (5) Business Days after the Borrower receives notice from the Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee (as applicable), the Borrower shall execute and deliver to the Administrative Agent all such other documents, instruments and agreements (other than a New Note governed by the laws of Chile), including, but not limited to, a new Recognition of Debt, and take all such other actions as may be reasonably required to effect such assignment. When a Lender assigns to an assignee only part of its rights and obligations under this Agreement and such part is in respect of a principal amount of the Loan which is evidenced by the New Recognition of Debt or in an Existing Note, duly amended by an allonge (hoja de prolongación), the Borrower shall issue one or more replacement Recognitions of Debt in favor of the relevant Lender and the assignee. As appropriate, each assignee shall deliver to the Borrower and the Administrative Agent any certifications required by Section 2.12.

(b) The Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount and stated interest of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedures. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Instrument subject to such assignment (if applicable) and payment of the processing fee (as applicable), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(d) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments and its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.08, 2.09 and 2.10, the right of set-off contained in Section 7.05, and the reporting requirements contained in Section 5.06, (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Instrument and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Instrument, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Instrument, or extending its Commitments) and (v) such participant agrees to be subject to Section 9.09 as if such participant were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Commitments or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Federal Reserve Bank or Central Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Confidentiality. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.09.

(g) No assignee, participant or other transferee (including a new lending office of the Lender) of the Lender’s rights shall be entitled to receive any greater payment under Section 2.12 than its participating Lender would have been entitled to receive with respect to the rights transferred, unless (i) such transfer is made by reason of the provisions of Section 2.07(c) or

Section 2.09 or (ii) such entitlement to receive a greater payment results from a change in law, rule, regulation or treaty that occurs after the Participant acquired the applicable participation.

Section 9.08. Indemnity by Borrower. The Borrower agrees to indemnify, save, and hold harmless, promptly upon demand, the Administrative Agent, each Lender, each Arranger and their respective Affiliates and controlling Persons, and the respective directors, officers, employees, attorneys, agents, consultants and advisors of or to any of the foregoing (collectively the “Indemnitees”) from and against any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or as a result of a claim brought by the Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 9.09. Confidentiality; K-Y-C Rules.

(a) The Administrative Agent and each Lender (each, a “Lending Party”) agrees to (i) with respect to any information furnished or made available to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement on or prior to the date hereof, keep such information confidential and (ii) with respect to any information furnished or made available to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement after the date hereof, keep confidential such information as is clearly identified at the time of delivery as confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (i) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to any other Person if reasonably incidental to the administration of the credit facility provided herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information), (iii) as required by any law, rule, or regulation, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory agency or authority (including, without limitation, any Federal Reserve Bank or Central Bank or any self-regulatory authority), (vi) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (vii) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, in which case, such Lending Party agrees to provide prompt written notice to the Borrower of such disclosure to the extent permitted by law,

(viii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, (ix) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee, (x) to professional advisers and service providers of the Lending Parties who are under a duty of confidentiality to the Lending Parties, (xi) to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, any Lending Party and (xii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement.

(b) Each Lender hereby notifies the Borrower that, pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and other applicable know-your-customer directives, laws, rules or regulations, it may be required to obtain, verify and record, in accordance therewith, information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower. The Borrower hereby agrees to provide to any Lender any of the foregoing information that such Lender is so required to obtain, verify or record.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of counterparts hereto via telecopier shall be as effective as delivery of original counterparts.

Section 9.11. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.12, 9.05, 9.08, 9.14 and 9.15 and of the Administrative Agent and the Lenders provided for in Section 9.09(a) (but only for two years after repayment in full of the Instruments in respect of Section 9.09(a)) shall survive any termination of the Commitments or this Agreement and repayment in full of the other Credit Obligations.

Section 9.12. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 9.14. Consent to Jurisdiction; Language. THE BORROWER HEREBY IRREVOCABLY (I) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN,

THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE INSTRUMENTS, OR ANY OTHER CREDIT DOCUMENT, (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT, AND (III) AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEPT IN SUCH COURTS. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY APPOINTS CORPBANCA, NEW YORK BRANCH (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 885 3RD AVENUE, 33RD FLOOR, NEW YORK, NY 10022, AS ITS AGENT TO RECEIVE ON BEHALF OF THE BORROWER AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED BY ANY LENDER, THE ADMINISTRATIVE AGENT OR THE HOLDER OF ANY INSTRUMENT IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY AGREES THAT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 9.02 OR TO THE PROCESS AGENT AT ITS ADDRESS SET FORTH ABOVE. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY LENDER OR THE ADMINISTRATIVE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY LENDER OR THE ADMINISTRATIVE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE OFFICIAL LANGUAGE OF THIS AGREEMENT SHALL BE ENGLISH.

Section 9.15. Currency Indemnity.

(a) If the Administrative Agent or any Lender receives an amount in respect of the Borrower’s liability under this Agreement, or if that liability is converted into a claim, proof, judgment, or order, in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under this Agreement:

(i) the Borrower will indemnify the Administrative Agent or such Lender as an independent obligation against any loss or liability arising out of or as result of such conversion or the receipt of an amount in a currency other than the Contractual Currency;

(ii) if the amount received by the Administrative Agent or such Lender when converted into the Contractual Currency at a market rate in the usual course of its business, is less than the amount owed in the Contractual Currency, the Borrower will forthwith on demand pay to the Administrative Agent or such Lender an amount in the Contractual Currency equal to the deficit; if it is more, the receiving Administrative

Agent or Lender will forthwith on demand pay to the Borrower an amount in the Contractual Currency equal to the excess; and

(iii) the Borrower will pay to the Administrative Agent or such Lender concerned forthwith on demand any exchange cost and Taxes and Other Taxes payable in connection with any such conversion or the receipt of an amount in a currency other than the Contractual Currency.

(b) The Borrower waives any right it might have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

Section 9.16. Complete Agreement. THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT SHALL BE DETERMINED SOLELY FROM THIS WRITTEN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.17. Waiver of Jury. EACH OF THE BORROWER, THE LENDERS, THE ARRANGERS AND THE ADMINISTRATIVE AGENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS, THE ARRANGERS AND THE ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

Section 9.18. Waiver of Immunities. To the extent permitted by applicable law, if the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under any Credit Document. The Borrower agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable and not subject to withdrawal for purposes of such Act.

Section 9.19. No Novation. This Second Amended and Restated Credit Agreement shall not effect a novation of any of the obligations under the Existing Credit Agreement and the Existing Notes, which obligations continue in full force and effect as set forth in the Existing Credit Agreement and the Existing Notes, as amended and restated hereby; provided that following the Closing Date, the New Recognition of Debt replaces and supersedes the Existing Recognition of Debt.

Section 9.20. Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 9.08 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CORPBANCA,
as Borrower
By:	/s/ Pedro Silva Yrarrazaval
Name:	Pedro Silva Yrarrazaval
Title:	Gerente Division Finanzas e Internacional
By:	/s/ Pablo De La Cerda Merino
Name:	Pablo De La Cerda Merino
Title:	Gerente Division Servicios legales

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as Administrative Agent

By:	/s/ Paul Thompson
Name:	Paul Thompson
Title:	Director, Agency UK Europe
Standard Chartered Bank

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as Lender

By:	/s/ Felipe Macia A2789
Name:	Felipe Macia A2789
Title:	Managing Director
Syndications, Americas

By:	/s/ Robin Francis
Name:	Robin Francis
Title:	Manager-LDU Americas
Standard Chartered Bank

[Signature Page to Credit Agreement]

STANDARD CHARTERED BANK,
as Arranger

By:	/s/ Felipe Macia A2789
Name:	Felipe Macia A2789
Title:	Managing Director
Syndications, Americas

By:	/s/ Robin Francis
Name:	Robin Francis
Title:	Manager-LDU Americas
Standard Chartered Bank

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Lender

By:	/s/ Kristy Ward
Name:	Kristy Ward
Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO SECURITIES, LLC,
as Arranger

By:	/s/ Nicole Freeman
Name:	Nicole Freeman
Title:	Managing Director

[Signature Page to Credit Agreement]

HSBC BANK USA, NATIONAL
ASSOCIATION,
as Lender

By:	/s/ Ricardo Rubio
Name:	Ricardo Rubio
Title:	Managing Director

[Signature Page to Credit Agreement]

HSBC SECURITIES (USA) INC.,
as Arranger

By:	/s/ Nancy Del Genio
Name:	Nancy Del Genio
Title:	MD

[Signature Page to Credit Agreement]

BNP PARIBAS,
as Lender

By:	/s/ Laurent Vanderzyppe
Name:	Laurent Vanderzyppe
Title:	Managing Director

By:	/s/ Jennifer Liu
Name:	Jennifer Liu
Title:	Vice President

[Signature Page to Credit Agreement]

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD.,
as Lender

By:	/s/ David N. Costa
Name:	David N. Costa
Title:	Deputy General Manager

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Augusto Urmeneta
Name:	Augusto Urmeneta
Title:	Managing Director

[Signature Page to Credit Agreement]

[Signature Page to Credit Agreement]

APPLE BANK FOR SAVINGS,
as Lender

By:	/s/ Steven C. Bush
Name:	Steven C. Bush
Title:	Executive Vice President & CEO

[Signature Page to Credit Agreement]

SCHEDULE I

Lenders and Loans

a)	Exiting Financial Institutions

Name of Exiting Lender	Continuing Loan	Commitments on the Closing Date ($)
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,612,244.90	$0
Mercantil Commercebank N.A.	$15,306,122.45	$0

TOTAL:	$45,918,367.35	$0

b)	Commitments

Name of Lender	Commitments ($)
HSBC Bank USA, National Association	$5,000,000.00
Standard Chartered Bank	$5,000,000.00
Wells Fargo Bank, National Association	$5,000,000.00

TOTAL	$15,000,000.00

c)	Continuing Loans

Name of Lender	Continuing Loans to be held by such Lender after giving effect to the assignments contemplated to be made under the Master Assignment and Assumption Agreement ($)
Apple Bank for Savings	$20,000,000.00
Bank of America, N.A.	$35,000,000.00
BNP Paribas	$35,000,000.00
Citibank, N.A.	$35,000,000.00
HSBC Bank USA, National Association	$35,000,000.00
Mizuho Bank, Ltd.	$35,000,000.00
National Bank of Canada	$35,000,000.00
Standard Chartered Bank	$35,000,000.00
Wells Fargo Bank, National Association	$35,000,000.00

TOTAL	$300,000,000.00

SCHEDULE II

Notice Information

Lender	Applicable Lending Office
APPLE BANK FOR SAVINGS	Address: 122 East 42nd Street, 9th Floor, New York,
NY 10168
Attention: Jonathan Byron
Telephone: +1 212 224 6428
Telecopy: +1 212 224 6596
Email: jbyron@apple-bank.com

BANK OF AMERICA, N.A.	Address: One Bryant Park, NY 18th, floor ZC 10036
Attention: Marcel Rodriguez / Matthew Haddon
Telephone: +1 646 743 0043 or +1 646-743 1137
Telecopy: +1 646 855 5955
Email: marcel.rodriguez@baml.com;
matthew.haddon@baml.com

BNP PARIBAS	Address: 787 Seventh Avenue, New York, NY 10019
Attention: Donna La Spina
Telephone: +1 212 841 2710
Telecopy: +1 212 841 3830
Email: donna.laspina@us.bnpparibas.com

CITIBANK N.A.	Address: 110 Thompson Blvd, Nassau N 1576,
Bahamas
Attention: Leslie Munroe
Telephone: +1 242 302 8651
Telecopy: +1 242 302 8655
Email: leslie.e.munroe@citi.com

HSBC BANK USA, NATIONAL	Address: 452 Fifth Avenue, New York, NY 10018,
ASSOCIATION	USA
Attention: Margarita Rodriguez
Telephone: +1 212 525 4160
Email: margarita.c.rodriguez@us.hsbc.com

Lender	Applicable Lending Office

MIZUHO BANK, LTD.	Address: 1251 Avenue of the Americas, 31st Floor,
New York, NY 10020
Attention: Martha Civiletti / Alexander MacKnight
Telephone: +1 212 282 3631 / +1 212 282 4449
Telecopy: +1 212 282 4385 / +1 212 282 4385
Email: martha.civiletti@mizuhocbus.com /
alexander.macknight@mizuhocbus.com

NATIONAL BANK OF CANADA	Address: 600, rue de la Gauchetière West, 5th Floor,
Montréal, Québec H3B4L3
Attention: Gustavo Szejnberg
Telephone: +1 514 394 4055
Telecopy: +1 514 394 8966
Email: gustavoleone.szejnberg@bnc.ca

STANDARD CHARTERED BANK	Address: Two Gateway Center, 13th Floor, Newark, NJ
07102, USA
Attention: Yolanda Rodriguez
Telephone: +1 201 706 5332
Telecopy: +1 201 706 6721
Email: yolanda.rodriguez@sc.com

WELLS FARGO BANK,	Address: 301 South College St., Mailcode: D1053-091,
NATIONAL ASSOCIATION	Charlotte, NC 28288, USA
Attention: Lori Hartman
Telephone: +1 704 715 4267
Telecopy: +1 704 383 8577

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Credit Agreement, dated as of September 23, 2015 (the “Credit Agreement”) among Corpbanca (the “Borrower”), the Lenders, the Arrangers, and Standard Chartered Bank, as Administrative Agent. Unless otherwise defined herein, capitalized terms herein are used as defined in the Credit Agreement.

The “Assignor” and the “Assignee” referred to on Schedule 1 agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Credit Documents as of the date hereof equal to the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Credit Documents. After giving effect to such sale and assignment, the Assignee’s Loans and the amount of the Loans owing to the Assignee will be as set forth on Schedule 1.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto; and (iv) if applicable, attaches the Note or Notes held by the Assignor in which interest(s) are assigned pursuant hereto, and requests that the Administrative Agent arrange for the exchange by the Borrower of such Note or Notes for a Recognition of Debt for the benefit of the Assignee evidencing Loans in amounts equal to the Loans(s) assumed by the Assignee pursuant hereto and to the Assignor in amounts equal to the Loans(s) retained by the Assignor, if any, as specified on Schedule 1.

3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on Schedule 1.

5. Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance and subject to Section 9.11 of the Credit Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the Instruments in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Instruments, for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by any telecommunication device capable of creating a written record (including electronic mail) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Applicable Lending Office:

Accepted this day of ,

STANDARD CHARTERED BANK, as Administrative Agent

By:
Name:
Title:

[Approved this day of ,

CORPBANCA

By:
Name:
Title:	][1]

[1]	Required if the Assignee is an Eligible Assignee solely by reason of the first clause (iii) of the definition of Eligible Assignee.

SCHEDULE 1

to

ASSIGNMENT AND ACCEPTANCE

Assignor:

Assignee:
	Principal amount assigned	Percentage assigned of Loans
Loans
Continuing Loans	$	%
New Loans	$	%

Effective Date (if other than date of acceptance by Administrative Agent):                                         ,         2

[2]	This date should be no earlier than five Business Days after delivery of this Assignment and Acceptance to the Administrative Agent.

S1-1

EXHIBIT B

FORM OF CHILEAN PROMISSORY NOTE/ PAGARÉ

US$[•]

Issue Date/Fecha de Emisión: [•], 2015 / [•] de [•] de 2015

Place of Issuance/Lugar de Emisión: Santiago, Chile.

FOR VALUE RECEIVED, CORPBANCA, a financial institution organized and existing under the laws of the Republic of Chile (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [•] (the “Lender”), the principal sum of [•] dollars (US$[•]) payable on April 14, 2017 (the “Maturity Date”).	POR VALOR RECIBIDO, CORPBANCA, una institución financiera debidamente constituida y existente en conformidad a las leyes de la República de Chile (el “Suscriptor”) DEBE Y PROMETE INCONDICIONALMENTE PAGAR a la orden de [•] (el “Banco”), la cantidad de capital de [•] dólares de los Estados Unidos de América (US$[•]) el día 14 de abril de 2017 (la “Fecha de Vencimiento”).

The Borrower hereby unconditionally promises to pay interest on the unpaid principal amount of this note (“Note”) from the date hereof until such principal amount is paid in full, at an interest rate per annum equal to the sum of the LIBOR (as defined below) plus Applicable Margin (as defined below) applicable to each Interest Period (as defined below). Such interest shall be payable on the last day of each Interest Period, as defined below.	El Suscriptor se obliga incondicionalmente a pagar intereses sobre el saldo insoluto de capital de este pagaré (“Pagaré”), a contar de esta fecha y hasta la fecha de su pago íntegro y efectivo, a una tasa de interés anual igual a la suma de LIBOR, según se define más adelante, más el Margen Aplicable, según se define más adelante, para dicho Período de Interés, según se define más adelante. Dichos intereses serán pagaderos en el último día de cada Período de Intereses, según se define más adelante.

The Borrower, also, unconditionally promises to pay on demand default interest on any principal of or interest on this Note not paid when due, for each day until paid at a rate per annum equal to the sum of 2.00% plus the Applicable Margin plus LIBOR applicable at the date such payment was due. Default interest shall be payable on demand upon written notice of the holder hereof and shall accrue from the date such amount was due until the same is paid in full.	Asimismo, el Suscriptor se obliga incondicionalmente a pagar intereses moratorios al mero requerimiento sobre cualquier suma impaga a la fecha de su respectivo vencimiento conforme a este Pagaré, sea por concepto de capital o intereses, por cada día hasta que se pague dicha suma, a una tasa anual igual a la suma de 2,00 puntos porcentuales más el Margen Aplicable más LIBOR aplicable en la fecha en que dicho pago se hizo exigible. Los intereses moratorios serán pagaderos al mero requerimiento escrito del tenedor de este Pagaré y se devengarán desde la fecha de la mora o simple retardo hasta la fecha en que la suma adeudada se pague íntegramente.

All computations of interest shall be made on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable	Se calcularán todos los intereses pagaderos en virtud de este instrumento sobre la base de un año de 360 días y se pagarán por el número de días efectivamente transcurridos, incluyendo el primer día pero excluyendo el último, durante el Período de Interés respectivo por el cual deba pagarse intereses.

SECTION 1. Definitions	SECCION 1. Definiciones

“Administrative Agent” means Standard Chartered Bank.	“Agente” significa Standard Chartered Bank.

“Applicable Margin” means 0.75% per annum.	“Margen Aplicable” significa 0,75% anual.

“Business Day” means a day of the year (a) on which banks are not required or authorized to close in New York City, New York, London, England or Santiago, Chile and (b) on which dealings are carried on by banks in the London interbank market.	“Día Hábil” significa cualquier día del año en que (i) los bancos no están obligados o autorizados para cerrar en la Ciudad de Nueva York, Estados Unidos de América, Londres, Inglaterra o en Santiago, Chile y (ii) se hacen transacciones en el mercado interbancario de Londres.

“Dollars” and “US$” means lawful money of the United States of America	“Dólares” y “US$” significa la moneda de curso legal de los Estados Unidos de América.

“Interest Period” means the period that begins on this date and end [•] and, thereafter, each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period and end [•] months thereafter; provided, however that: (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and (iii) no Interest Period shall extend beyond the Maturity Date.	“Período de Interés” significa el período que comienza en esta fecha y termina el [•], y, de ahí en adelante, cada uno de los siguientes Períodos de Interés comenzará el último día del Período de Interés inmediatamente precedente y terminará [•] meses después; en el entendido, sin embargo, que: (i) si cualquier Período de Interés que de otro modo haya de terminar en un día que no sea un Día Hábil, dicho Período de Interés se extenderá al Día Hábil inmediatamente siguiente, a menos que terminara en otro mes calendario, caso en el cual dicho Período de Interés terminará en el Día Hábil inmediatamente anterior, (ii) cualquier Período de Interés que comience el último Día Hábil de un mes calendario (o en un día del mes respecto del cual no exista un día numérico equivalente en el último mes calendario de dicho Período de Interés) terminará el último Día Hábil del último mes calendario de dicho Período de Interés y (iii) ningún Período de Interés se extenderá más allá de la Fecha de Vencimiento.

“LIBOR” shall mean, with respect to each Interest Period, the rate per annum which appears on the Reuters Screen LIBOR01 Page which displays ICE Benchmark Administration Limited (“IBA”) interest settlement rates for deposits in Dollars with maturities comparable to such Interest Period (or such other page as may replace it on that service, or such other service as may be nominated by IBA as the	“LIBOR” significa, para cualquier Período de Interés, la tasa que aparezca en la página Reuters Screen LIBOR01 que publica tasas de interés de la ICE Benchmark Administration Limited (“IBA”) para depósitos en Dólares con periodos similares a dicho Período de Interés (o aquella otra página que la reemplace en dicho servicio, o aquel otro servicio que pueda ser designado por IBA como proveedor de information vendor for the purpose of displaying IBA interest settlement rates for deposits in Dollars, in each case as reasonably determined by the Administrative Agent), as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on the second (2) Business Day prior to the commencement of any such Interest Period (the “Screen Rate”), provided that, if the Screen Rate is not available for the relevant Interest Period, then LIBOR shall mean the rate (rounded to the same number of decimal places as the two Screen Rates) which results from interpolating on a linear basis between: (a) the Screen Rate applicable for the longest period for which that rate is available which is less than the Interest Period of this Note; and (b) the Screen Rate for the shortest period for which that rate is available which exceeds the Interest Period of this Note, each as of 11:00 a.m. (London time) on the second (2) Business Day prior to the commencement of such Interest Period for deposits in Dollars (the “Interpolated Rate”); provided further that if no Screen Rate is available for Dollars or no Screen Rate is available for the Interest Period and it is not possible to calculate the Interpolated Rate, then LIBOR shall be the offered quotation of a reference bank selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount hereof, with maturities comparable to the respective Interest Period, determined as of 11:00 A.M. (London time) on the second (2) Business Day prior to the commencement of such Interest Period. If any such rate is below zero, LIBOR will be deemed to be zero.

información para efectos de publicar tasas de interés IBA para depósitos en Dólares, en cada caso según lo determine razonablemente el Agente Administrativo), como la tasa ofrecida para depósitos en Dólares en el mercado interbancario de Londres a aproximadamente las 11 :00 a.m. (hora Londres) en el segundo Día Hábil anterior al comienzo de dicho Período de Interés (la “Tasa de Pantalla”); en el entendido que si la Tasa de Pantalla no está disponible para el respectivo Período de Interés, la tasa LIBOR será la tasa (redondeada al mismo número de decimales que las dos Tasas de Pantalla) que resulte de interpolar en base lineal (a) la Tasa de Pantalla aplicable para el período más largo disponible que sea más breve que el Período de Interés de este pagaré; y (b) la Tasa de Pantalla aplicable para el período más corto disponible que sea más extenso que el Período de Interés de este pagaré, cada una a las 11:00 a.m. hora de Londres, en el segundo (2) Día Hábil anterior al comienzo de dicho Período de Interés para depósitos en Dólares (la “Tasa Interpolada”); en el entendido que si la Tasa de Pantalla no está disponible para Depósitos en Dólares o si la Tasa de Pantalla no está disponible para el respectivo Período de Interés y no es posible calcular la Tasa Interpolada, la tasa LIBOR será la cotización ofrecida por un banco de referencia seleccionado por el Agente de entre los bancos líderes del mercado interbancario de Londres para depósitos en Dólares de montos similares a los adeudados bajo este instrumento con periodos similares al respectivo Período de Interés, determinada a las 11:00 A.M. (hora de Londres) en el segundo (2) Día Hábil anterior al comienzo de dicho Período de Interés. Si cualquier de dichas tasas es inferior a cero, la tasa LIBOR se considerará igual a cero.

SECTION 2. General Provisions as to Payments	SECCION 2. Reglas Generales Relativas a los Pagos

The Borrower shall make each payment of principal of, and interest on, this Note, not later than 10:00 am (New York time) on the date when due and shall be made in Dollars in same day funds, free and clear of rights of set-off, counterclaim or other defence, to the Administrative Agent to the order of the Lender according to the instructions as follows:

Standard Chartered Bank, as Administrative Agent, SWIFT: SCBLUS33. Favor: Standard Chartered Bank, London, SWIFT: SCBLGB2L. Account No.: 3582-088442-001, reference: Corpbanca – Loans & Agency. Attention: Manager

El Suscriptor efectuará cada uno de los pagos de capital e intereses de este Pagaré a más tardar a las 10:00 am (hora de la ciudad de New York) del día del vencimiento correspondiente, y cada pago deberá hacerse en Dólares, con fondos disponibles el mismo día, y libres y netos de cualesquiera derechos de compensación, contra demanda u otra defensa, en las oficinas del Agente, a la orden del Banco de acuerdo a las siguientes instrucciones:

Standard Chartered Bank, as Administrative Agent, SWIFT: SCBLUS33. Favor: Standard Chartered Bank, London, SWIFT: SCBLGB2L. Account No.:

Asset Servicing.	3582-088442-001, reference: Corpbanca – Loans &
Agency. Attention: Manager Asset Servicing.

Should the Borrower fail to pay principal of this Note when due, or should the Borrower fail to pay any interest on this Note within two (2) Business Days following the date when due, the holder hereof may declare the total principal amount outstanding under this Note and all accrued interest thereon to be forthwith due and payable, whereupon this Note shall become and be forthwith due and payable for all purposes.	En el caso de que el Suscriptor no pague el capital de este Pagaré a cualquiera de sus vencimientos, o en el caso de que cualquiera intereses de este Pagaré no fueren pagados por el Suscriptor dentro de los dos (2) Días Hábiles siguientes a la fecha en que éstos hayan debido pagarse, el portador de este Pagaré tendrá derecho a declarar inmediata e íntegramente exigible el saldo total de la deuda de capital e intereses debidos en virtud de este Pagaré, el que se considerará de plazo vencido y exigible para todos los efectos a que haya lugar.

Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or other amounts, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of this Note to be made in the next following calendar month, such payment shall be made on the next preceding Business Day	Si de conformidad con el presente Pagaré un pago deba efectuarse en un día que no fuere un Día Hábil, la fecha de dicho vencimiento se extenderá al Día Hábil inmediatamente siguiente y, se calcularán los pagos de intereses u otros montos incluyendo dicha extensión; en el entendido, sin embargo, que si como resultado de dicha extensión dicho pago de intereses o capital de este Pagaré se hará en otro mes calendario, en cuyo caso dicho pago se hará el Día Hábil inmediatamente anterior.

If the Lender receives an amount in respect of the Borrower’s liability under this Note, or if that liability is converted into a claim, proof, judgment, or order, in a currency other than Dollars: (i) the Borrower will indemnify the Lender as an independent obligation against any loss or liability arising out of or as result of such conversion or the receipt of an amount in a currency other than Dollars; (ii) if the amount received by the Lender when converted into Dollars at a market rate in the usual course of its business, is less than the amount owed in Dollars, the Borrower will forthwith on demand pay to the Lender an amount in Dollars equal to the deficit; if it is more, the receiving Lender will forthwith on demand pay to the Borrower an amount in Dollars equal to the excess; and (iii) the Borrower will pay to the Lender concerned forthwith on demand any exchange cost and any other taxes payable in connection with any such conversion or the receipt of an amount in a currency other than Dollars. The Borrower waives any right it might have in any jurisdiction to pay any amount under this Note in a currency other than Dollars.	Si el Banco recibe una cantidad al respecto de la obligación del Suscriptor bajo este Pagaré, o si la obligación del Suscriptor es convertida a un reclamo o sentencia expresada en una moneda distinta del Dólar: (i) el Suscriptor pagará el Banco, como una obligación independiente, por cualquier pérdida derivada de o relacionada con dicha conversión o la recuperación de una cantidad expresada en una moneda distinta del Dólar; (ii) si la cantidad recibida por el Banco, cuando ésta sea convertida a Dólares en la tasa del mercado en el curso usual del negocio del Banco, sea menor de la cantidad total de Dólares a ser pagada, el Suscriptor se obliga a pagar al mero al Banco la cantidad en Dólares igual al deficiencia; si sea mayor, el Banco se obliga a pagar al mero al Suscriptor la cantidad en Dólares igual al exceso; y (iii) el Suscriptor se obliga a pagar al mero requerimiento al Banco cualquier costo adicional o impuesto que sea pagable al respecto de la conversión o la recuperación de una cantidad expresada en una moneda distinta del Dólar. El Suscriptor renuncia todo derecho en cualquier jurisdicción para pagar cualquier cantidad bajo este Pagaré en una moneda distinta del Dólar.

SECTION 3. Governing Law	SECCION 3. Ley Aplicable

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE REPUBLIC OF CHILE.	ESTE PAGARE SE REGIRA Y SERA INTERPRETADO DE ACUERDO CON LAS LEYES DE LA REPUBLICA DE CHILE.

SECTION 4. Governing Language	SECCION 4. Idioma Prevalente

This Note is executed in both the English and Spanish language, both of which shall bind the Borrower, but both of which shall constitute one and the same instrument; provided, however, that in the case of doubt as to the proper interpretation or construction of this Note, the English text shall prevail, except that if any action or proceeding in respect of this Note is brought in the Republic of Chile or any political subdivision thereof, the Spanish text shall prevail.	Este Pagaré se suscribe en los idiomas inglés y castellano, idiomas ambos que obligan al Suscriptor, pero los cuales constituyen un único e idéntico instrumento; en el entendido, sin embargo, que en caso de duda sobre la adecuada interpretación o inteligencia de este Pagaré, prevalecerá el texto en inglés, excepto en el supuesto de que cualquier acción o procedimiento respecto de este Pagaré se interponga en la República de Chile o cualquier subdivisión de la misma, en cuyo caso prevalecerá el texto en castellano.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representatives.	EN FE DE LO CUAL, el Suscriptor ha hecho que este Pagaré sea suscrito por sus representantes debidamente autorizados.

WITHOUT PROTEST.	SIN PROTESTO

NO PRESENTMENT NEEDED FOR PAYMENT.	NO SE REQUIERE LA PRESENTACION PARA EL PAGO

p.p. CORPBANCA

By/Por:
Name/Nombre: [•]
Title/Cargo: [•]/[•]

EXHIBIT C

FORM OF RECOGNITION OF DEBT

REGISTRY NO.

RESCHEDULING, EXTENSION

AND

DECLARATION AND ACKNOWLEDGEMENT OF DEBT

CORPBANCA TO

STANDARD CHARTERED BANK AND OTHERS

************************

IN SANTIAGO, CHILE, as of [●], 2015, before me [NOTARY PUBLIC] appears: Mr./Mrs./Ms. [complete name], [nationality], [marital status], [profession or occupation], national identity card No. [●], and Mr./Mrs./Ms. [complete name], [nationality], [marital status], [profession or occupation], national identity card No. [●], both on behalf of CORPBANCA, as it will be evidenced below, a banking corporation duly incorporated and existing under the laws of the Republic of Chile, Tax ID No. 97,023,000-9, hereinafter referred to as the “Debtor”, all the above domiciled for these purposes in [●]. The appearing parties, all of legal age and evidencing their identities with the aforementioned national identity cards, declare:

FIRST.- Background. On July 9, 2010, by means of a private instrument granted in English and titled “Credit Agreement” subject to the laws of the State of New York, United States of America, hereinafter the “Original Credit Contract”, a syndicate of creditors granted certain loans to the Debtor for an amount of $167,500,000 US dollars, hereinafter, “Dollars”. The Debtor’s obligation to repay the principal amount was evidenced by promissory notes that the Debtor issued in favor of each creditor, in the same date in which the relevant loans were granted, hereinafter, the “Original Promissory Notes”. It is expressed herein that such notes were subject to the stamp tax set forth in the Decree-Law No. 3,465 of 1980, hereinafter the “Stamp Tax”, which has been paid by means of form 24 dated August 24, 2010. This debt recognition shall not be subject to Stamp Tax.

SECOND.- First Assignment and Credit Agreement Restructuring. /One/ By means of a private instrument executed in English named “Master Assignment and Assumption Agreement”, dated July 24, 2012, and governed by the laws of New York, United States of America, hereinafter the “First Assignment Contract”, some of the creditors assigned all or part of their rights and obligations under the Original Credit Contract and the loans under such contract in the proportions indicated in the First Assignment Contract. /Two/ Likewise, on July 24, 2012, by means of a private instrument executed in English named “Amended and Restated Credit Agreement”, and governed by the laws of New York, United States of America, hereinafter the “First Amended Credit Contract”, the Debtor and the new creditors agreed upon the following: /i/ extend and modify the outstanding balance under the Original Credit Agreement, which amounts to $83,750,000 US Dollars, hereinafter the “Tranche A Loans”; /ii/ grant new loans to the Debtor through its New York Branch for $83,750,000 US Dollars, hereinafter the “Tranche B Loans”; and /iii/ grant new loans to the Debtor for an initial amount of $6,944,444.44 US Dollars, which amount was subsequently increased by $25,000,000 US

Dollars through the subscription of a private instrument executed in English named “Accession Agreement”, dated July 24, 2012, such loans together in an aggregate amount of $31,444,444.44 US Dollars, hereinafter the “Tranche C Loans”. The obligation of the Debtor to pay the capital under the Tranche C Loans was additionally documented in promissory notes that the Debtor executed to the order of each of the respective creditors, on the same date on which the referred Tranche C Loans were granted, hereinafter the “Promissory Notes”. It is acknowledged that such Promissory Notes were subject to Stamp Tax, which was paid by means of form 24 dated July 27, 2012. Likewise, the obligation of the Debtor to pay the capital of the Tranche A Loans was additionally documented in a debt recognition executed by the Debtor in favor of the respective creditors, hereinafter the “First Debt Acknowledgement”, dated July 26, 2012 in the Notary Public Office of Mrs. Maria Gloria Acharan Toledo, under registry No. 44,131. It is acknowledged that the Original Promissory Notes were registered at the end of the First Debt Acknowledgement under registry No. 10,184.

THIRD.- Second Assignment and Credit Agreement Restructuring. /One/ By means of a private instrument executed in English named “Master Assignment, Assumption and Waiver Agreement”, dated July 24, 2012, and governed by the laws of New York, United States of America, hereinafter the “Second Assignment Contract”, some of the creditors assigned all or part of their rights and obligations under the First Amended Credit Contract and the loans under such contract in the proportions indicated in the Second Assignment Contract. /Two/ Likewise, by means of a private instrument executed in English named “Amended and Restated Credit Agreement”, executed on July 22, 2014, and governed by the laws of New York, United States of America, hereinafter the “Second Amended Credit Contract”, the Debtor and the new creditors agreed, among other items, to consolidate and extend the outstanding balance under the Tranche A Loans and the Tranche C Loans, hereinafter the “Consolidated Loans”, which amounts to $115,694,444.44 US Dollars, and amend their terms and conditions. /Three/ As a consequence of such amendments, payment of the capital under the Consolidated Loans would be fully paid on October [22], 2015. Likewise, the Debtor became obligated to pay interest on the Consolidated Loans on the dates and as set forth in the Second Amended Credit Contract. The Debtor’s obligation to pay the capital under the Second Amended Credit Contract was additionally documented in a debt recognition executed by the Debtor in favor of the respective creditors, dated July 24, 2014 in the Notary Public Office of Mrs. Maria Gloria Acharan Toledo, under registry No. 40,984, hereinafter the “Debt Acknowledgement”. It is acknowledged that the Promissory Notes were registered at the end of the Debt Acknowledgement under registry No. 6,401.

FOURTH.- Third Assignment and Credit Agreement Restructuring. /One/ By means of a private instrument executed in English named “Master Assignment and Assumption Agreement”, dated [●] [●], 2015, and governed by the laws of New York, United States of America, hereinafter the “Third Assignment Contract”, some of the creditors assigned all or part of their rights and obligations under the Second Amended Credit Contract and the loans under such contract in the proportions indicated in the Third Assignment Contract. As a consequence of such assignments, the creditors are now [●] and [●], jointly, the “Creditors”. /Two/ By means of a private instrument executed in English named “Second Amended and Restated Credit Agreement”, executed on [●] [●], 2015, and governed by the laws of New York, United States of America, hereinafter the “Third Amended Credit Contract”, the Debtor,

Standard Chartered Bank acting as creditor and administrative agent, hereinafter the “Administrative Agent”, and the Creditors agreed, among other items, to extend the outstanding balance under existing loans, which amount to $[●] US Dollars, hereinafter the “Loans”, and amend their terms and conditions. /Three/ As a consequence of such amendments, payment of the capital under the Loans must be fully paid on April 14, 2017, hereinafter the “Maturity Date”. Likewise, the Debtor became obligated to pay interests on the Loans on the dates and as set forth in the Third Amended Credit Contract. Among other items, the Third Amended Credit Contract sets forth the interest rates of each of the Loans, the interest payment dates, interest payment in arrears and their interest rates. It also sets forth binding prepayments under the circumstances and on the dates indicated in the Third Amended Credit Contract; the payment of commissions, taxes, expenses, fees, judicial costs, damages and other expenses, affirmative and negative covenants and Events of Default, as such term is defined in the Third Amended Credit Contract, which, if an Event of Default occurs, it will entitle Creditors to declare the outstanding balance as due and payable, in which case, all obligations under the Third Amended Credit Contract will become immediately payable. /Four/ Authorization from Chilean Central Bank. It is acknowledged that the Debtor will inform the Chilean Central Bank, in accordance with the regulations in effect, of the new terms and financial conditions of the Loans according to the Third Amended Credit Contract, being part of the Original Credit Contract file referred to in the above-mentioned sections.

FIFTH.- Extension of Maturity. Pursuant to Section 2 of Decree Law No. 3,475 of 1980 and to make effective in Chile the amendment and extension of the Third Amended Credit Contract, the Debtor hereby acknowledges the extension of maturity of the Loans until the Maturity Date, being the Debtor obligated to pay on such date the entire outstanding capital as of this date.

SIXTH.- Debt Acknowledgement. Likewise, in compliance with the amendments agreed upon in the Third Amended Credit Contract, pursuant to the extension, assignments and other above-mentioned amendments and with the objective to facilitate collection of the Loans, the Debtor acknowledges and recognizes that it owes to each of its Creditors, the following amounts as capital of the Loans: /One/ to [●], the amount of $[●]; /Two/ to [●], the amount of $[●]; /Three/ to [●], the amount of $[●]; /Four/ to [●], the amount of $[●]; /Five/ to [●], the amount of $[●]; /Six/ to [●], the amount of $[●]; and /Seven/ to [●], the amount of $[●]. The Debtor is obligated to pay the capital under the Loans, which amounts to $[●] US Dollars, on the Maturity Date. On the Maturity Date, the Debtor must pay the capital and interest, as well as any other recognized amount pursuant to this instrument. The amounts that the Debtor has recognized that it owes to the Creditors pursuant to this section will accrue interest on the outstanding capital, from this date and up to its entire and effective payment, at an annual rate equal to LIBOR, as defined below, plus the Applicable Margin, as defined below, for such Interest Period, as defined below. Such interest shall be payable on the last day of the Interest Period, as defined below. Likewise, the Debtor is unconditionally obligated to pay default interest on any unpaid sum as of the date of its respective maturity pursuant to this instrument, whether for capital or interest, for each day of delay until the day of its effective payment, at an annual rate equal to the sum of the Applicable Margin plus 2% plus LIBOR applicable on the date on which such payment was due and payable. The default interest shall be payable upon the sole written request of the Creditors and shall accrue from the date of arrears or simple delay until the date on which the sum is paid in its entirety. All interest payable pursuant to this instrument will be calculated on the basis of a

360-day year and will be paid over the number of days effectively lapsed, including the first day but excluding the last, during the respective Interest Period for which interest shall be payable. The Debtor is obligated to pay the above-mentioned sums and such payment shall be made in US Dollars, with funds available as of that date, free and net of any compensation rights, counterclaims or other defenses, to the order of Creditors. All payments pursuant to this instrument shall be made to the Administrative Agent, to the order of Creditors, at the latest at 10:00 am New York time on the day of the respective maturity, in the offices of the Administrative Agent, pursuant to the following instructions: [●], or pursuant to some other instruction that the Administrative Agent or the Creditors deliver to the Debtor in writing.

SEVENTH.- Definitions. /One/ “Applicable Margin” means 0.75% per annum. /Two/ “Business Day” means any day on which /i/ banks are not required or authorized to close in New York City, United States of America, London, United Kingdom, or Santiago, Chile, and /ii/ dealings are carried on by banks in the London interbank market. /Three/ “Interest Period” means the period commencing on this date and ending on [●], and from that date, each subsequent Interest Period shall commence on the last day of the immediately preceding Interest Period and shall end [●] months later; however being it understood that: /i/ whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided further that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the Business Day immediately preceding such day, /ii/ any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month, and /iii/ such Interest Period will not be extended beyond the Maturity Date. /Four/ “LIBOR” means, for any Interest Period, the rate shown in the website Reuters Screen LIBOR zero one that publishes interest rates of the ICE Benchmark Administration Limited (“IBA”) for deposits in US Dollars with comparable maturities similar to the applicable Interest Periods (or such other website replacing such service, or such other service that may be designated by IBA as an information provider for purposes of publishing IBA interest rates for deposits in US Dollars, in each case as reasonably determined by the Administrative Agent), as the rate offered for deposits in US Dollars in the London interbank market at approximately 11:00 am London time on the second Business Day before the beginning of such Interest Period, hereinafter the “Screen Rate”; it being understood that if such page is not available or such rate is not quoted for the relevant Interest Period, the LIBOR rate shall be the rate (rounded to the same number of decimals as the Screen Rates) resulting from extrapolating on a linear basis /i/ the Screen Rate applicable for the longest available period that is shorter than the Interest Period of this note; and /ii/ the Screen Rate applicable for the shortest available period that is longer than such Interest Period, for deposits in US Dollars, each at 11:00 am London time, on the second Business Day before the beginning of such Interest Period for deposits in US Dollars, hereinafter the “Interpolated Rate”; it being understood that if the Screen Rate is not available for Deposits in Dollars or if the Screen Rate is not available for the respective Interest Period and it is not possible to calculate the Interpolated Rate, the LIBOR rate will be the quote offered for a recognized bank selected by the Administrative Agent from among the leading banks of the London interbank market for deposits in US Dollars of similar amounts to those outstanding under this instrument with similar periods as the respective Interest Periods determined at 11:00 am London time on the second Business Day before the beginning of such Interest Period. If any of the above-referenced rates is lower than zero, the LIBOR rate will be considered equal to zero.

EIGHTH.- Payment obligation termination. The Loans’ payment obligation shall only be terminated by their payment in US Dollars. If Creditors receive an amount owed by Debtor under this instrument, or if the Debtor’s obligation is subject of a claim or is included in a judgment made in a currency other than US Dollars: /i/ Debtor shall compensate the Creditors, as an independent obligation, for any loss incurred, derived from or related to such conversion or due to the collection of a sum in a currency other than US Dollars; /ii/ if the amount collected by Creditors is lower, when converted to US Dollars at market rate in the ordinary course of business, to the total amount of US Dollars owed, Debtor shall pay to the Creditors upon their sole request, an amount in US Dollars equal to the difference; if it is higher, Creditors shall pay Debtor, upon its sole request, an amount in US Dollars equal to the excess; and /iii/ the Debtor is obligated to pay to the Creditors, upon their sole request, any reasonable additional cost or other reasonable owed sum of money that corresponds to its payment pursuant to the conversion or collection of any amount in a currency other than US Dollars. The Debtor waives all rights in any jurisdiction to pay any amount under this instrument in a currency other than US Dollars.

NINTH.- Successors and Assigns. The provisions of this instrument shall benefit the Creditors, its successors and assigns, and those who legally or voluntarily subrogate their rights pursuant to the Third Amended Credit Contract. Such successors and assigns, and those who legally or voluntarily subrogate such rights, shall have the same rights and benefits against the Debtor that this deed grants the Creditors, considering them as Creditors for all purposes.

TENTH.- Domicile, Applicable Law and Jurisdiction. For all legal purposes of this agreement, the Debtor shall be domiciled in the commune and city of Santiago, Chile. Likewise, for the benefit of the Creditors, the Debtor submits to the jurisdiction of the courts of the commune and city of Santiago, Chile, regarding any action or proceeding arising from or related to this agreement. This agreement is subject to Chilean law. These provisions do not affect the determination of jurisdiction made by the Creditors to bring any action or proceeding against the Debtor by virtue of the Third Amended Credit Contract or any document related thereto.

ELEVENTH.- No Amendment. No Novation. The agreement herein shall not constitute novation of the obligations under the Third Amended Credit Contract and it does not affect whatsoever the Creditors’ rights and legal actions under such agreement. Furthermore, the parties hereto agree that this agreement shall not be construed as an amendment to the terms and conditions agreed upon by the Debtor and the Creditors in the Third Amended Credit Contract, which are evidenced in the documents indicated above. Notwithstanding the foregoing, this deed replaces all previous debt acknowledgements by the Debtor in connection with the Loans, specifically the First Debt Acknowledgement and the Debt Acknowledgement.

TWELFTH.- Summary Action. The Debtor, duly represented, herein expressly declares and acknowledges that this instrument constitutes a Summary Action Title (Titulo Ejecutivo) pursuant to Chilean law.

POWERS OF ATTORNEY. The power of attorney of [●] and [●] to represent Corpbanca are evidenced in [●]. The aforementioned power of attorney is not included herein as it is known by the appearing party and by the Notary Public. Having read and approved the following instrument, the appearing party signs hereto. This deed is registered in the Public Instruments Repertory Book of this Notary, with this same date. Copies are granted. I ATTEST.

pp. CORPBANCA

[Complete Name]

pp. CORPBANCA

[Complete Name]

EXHIBIT D-1

FORM OF NOTICE OF EFFECTIVENESS

[•], 2015

Standard Chartered Bank, as Administrative Agent

under the Credit Agreement referred to below

[ADDRESS]

Attention: [            ]

Ladies and Gentlemen:

The undersigned, Corpbanca (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of September 23, 2015 (as the same may be amended or modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Arrangers, and Standard Chartered Bank, as Administrative Agent. Unless otherwise defined herein, capitalized terms herein are used as defined in the Credit Agreement. The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(a)(i) of the Credit Agreement that that (i) the Closing Date shall occur on [•], 2015 and (ii) the initial Interest Period shall have a duration of [one/three/six] months.

Very truly yours,

CORPBANCA

By:

Name:

Title:

EXHIBIT D-2

FORM OF NOTICE OF BORROWING

[    ], 2015

Standard Chartered Bank, as Administrative

Agent under the Credit Agreement referred to below

[ADDRESS]

Attention: [            ]

Ladies and Gentlemen:

The undersigned, Corpbanca (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of September 23, 2015 (as the same may be amended or modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders, the Arrangers, and Standard Chartered Bank, as Administrative Agent. Unless otherwise defined herein, capitalized terms herein are used as defined in the Credit Agreement. The undersigned hereby gives you irrevocable notice pursuant to Section 2.02(a) of the Credit Agreement that the undersigned hereby requests the Borrowing, and in connection with that request sets forth below the information relating to the Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a)(ii) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is                     , 2015.

(b) The aggregate amount of the New Loans requested as part of the Proposed Borrowing is $                    ; provided that the fees, costs and expenses described in Section 3.01(d) of the Credit Agreement will be netted from the proceeds of the Borrowing.

(c) The proceeds of the New Loans under the Proposed Borrowing are requested to be disbursed to the Borrower’s account number                     located at                     .

(d) Acknowledges and agrees that all payments in respect of the New Loans referred to herein shall be made to the following account:

[                             ]

[ABA No.             ]

[Account Name:                ]

[Account Number:            ]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in Article IV of the Credit Agreement (other than representations and warranties that are expressly made as of a specific date other than the date hereof or the date of the Proposed Borrowing) are correct in all material respects, before and immediately after giving effect to the Proposed Borrowing, as though made on the date of the Proposed Borrowing; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

CORPBANCA

By:

Name:

Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

This certificate, dated as of [•], is prepared pursuant to Section 5.06 [(b) or (c)] of the Second Amended and Restated Credit Agreement, dated as of [•], 2015 (as the same may be amended or modified from time to time, the “Credit Agreement”) among Corpbanca (the “Borrower”), the Lenders, the Arrangers, and Standard Chartered Bank, as Administrative Agent. Unless otherwise defined herein, capitalized terms herein are used as defined in the Credit Agreement.

The Borrower hereby certifies (a) that no Default or Event of Default has occurred or is continuing, except as described below, (b) that all of the representations and warranties contained in Article IV of the Credit Agreement (other than any representations and warranties that are expressly made as of another specific date) are true and correct in all material respects as if made on this date, and (c) that the Borrower is in compliance with all the covenants contained in Article VI of the Credit Agreement, including without limitation (i) the negative pledge contained in Section 6.01 of the Credit Agreement; (ii) the limitations on Restricted Payments contained in Section 6.02 of the Credit Agreement; (iii) the BIS Capital Ratio contained in Section 6.07 of the Credit Agreement; (iv) the Non-Performing Loans to Total Loans Ratio contained in Section 6.08 of the Credit Agreement; and (v) the Loan Loss Reserve to Non-Performing Loans Ratio contained in Section 6.09 of the Credit Agreement.

Executed this             day of [            ], 20[    ].

CORPBANCA

By:

Name:

Title:

E-1

EXHIBIT F

FORM OF INTEREST SETTING NOTICE

INTEREST SETTING NOTICE

TO:	Standard Chartered Bank, as Administrative Agent (the “Administrative Agent”)

FROM:	[Lender] (the “Lender”)

RE:	Interest Setting Notice pursuant to Section 2.10 of the Second Amended and Restated Credit Agreement, dated as of [•], 2015 (the “Credit Agreement”), among Corpbanca, the Lenders party thereto from time to time, the Administrative Agent, and the Arrangers.

DATE:

Pursuant to the Credit Agreement, the Lender hereby requests that the Alternate Rate (as such term is defined in the Credit Agreement) should apply for the next Interest Period.

[Lender]

(Authorized Officer)

F-1

EXHIBIT G

FORM OF LEGAL OPINION OF SPECIAL NEW YORK COUNSEL

TO THE BORROWER

[•], 2015

Standard Chartered Bank, as

Administrative Agent

and the Lenders from time to time party to

the Credit Agreement

Re: Corpbanca

Gentlemen and Ladies:

We have acted as special New York counsel to Corpbanca, a Chilean financial institution (“Company”), in connection with the Second Amended and Restated Credit Agreement, dated as of September [•], 2015 (the “Credit Agreement”), among the Company, the lenders from time to time party thereto (the “Lenders”), Standard Chartered Bank, as administrative agent (in such capacity, the “Administrative Agent”), HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as Joint Bookrunners and Mandated Lead Arrangers. This opinion is delivered to you pursuant to Section 3.01(c)(iv) of the Credit Agreement. Please be advised that we act as counsel to the Company only on select matters and do not act as general counsel to the Company or its Affiliates. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings specified in the Credit Agreement.

We have examined originals (or copies of executed originals) of the Credit Agreement, the Master Assignment and Assumption Agreement, dated as of [the date hereof] (the “Master Assignment and Assumption Agreement”), by and among the Company, each of the assignors and assignees party thereto, the Continuing Lenders as defined in the Master Assignment and Assumption Agreement and the Administrative Agent and each of the Notes dated as of the date hereof delivered under the Credit Agreement (the “Notes”, and together with the Credit Agreement and the Master Assignment and Assumption Agreement, the “Transaction Documents”), as well as the certificate of an officer of the Company, dated the date hereof.

In making such examination and rendering the opinions set forth below, we have assumed the genuineness of all signatures the legal capacity and competence of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photocopied or electronic copies of such documents.

In rendering the opinions set forth below, we have also assumed that (a) each of the parties to the Transaction Documents has duly and validly executed and delivered the Transaction Documents; (b) each of the parties to the Transaction Documents is validly existing and in good standing under the laws of the jurisdiction of its organization or formation; (c) each of the parties to the Transaction Documents has the requisite power and authority and has taken the action necessary to authorize the execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby; (d) the Transaction Documents constitute the valid and binding obligations of each party thereto (other than the Company as it relates to New York law to the extent set forth herein), enforceable against such party in accordance with their respective terms; and (e) all authorizations, approvals or consents of (including, without limitation, all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of the Republic of Chile (including, without limitation, the central bank of the Republic of Chile) required for the making and performance by the Company of the Transaction Documents have been obtained or made and are in effect (provided that no such assumption is made with regard to authorizations approvals, consents, filings or registrations to the extent set forth in opinion paragraph 3 below). We assume that (i) there has been no mutual mistake of fact, or misunderstanding or fraud, duress or undue influence in connection with the negotiation, delivery and execution of the Transaction Documents and (ii) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties that would, in either case, vary, supplement, or qualify the terms of the Transaction Documents.

Our opinions set forth herein are based on our consideration of only those statutes, rules, regulations and judicial decisions which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents.

With respect to certain factual matters material to our opinions, we have relied upon representations and warranties of the Company in the Transaction Documents, and certificates or comparable documents of officers of the Company, public officials and other authorized persons and we have made no independent inquiry into the accuracy of such representations or certificates.

Based upon the foregoing and subject to the assumptions and qualifications set forth above and hereinafter, we are of the opinion that:

1. The Transaction Documents constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

2. The execution and delivery by the Company of the Transaction Documents and consummation by the Company of the transactions contemplated by the Transaction Documents do not violate any law, statute, rule or regulation under the federal laws of the United States (assuming that the proceeds of the Loan are used solely for the purposes set forth in the Credit Agreement) or the State of New York applicable to the Company.

3. No order, consent, approval or filing, recording or registration with or exemption by any New York or federal Governmental Authority is required to authorize or is required in connection with (i) the execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated by the Transaction Documents or (ii) the validity, binding effect or enforceability against the Company of the Transaction Documents.

4. None of the Company or its Subsidiaries are registered or required to be registered as an “investment company” or a company “controlled” by an “investment company” pursuant to Section 8 of the Investment Company Act of 1940, as amended.

5. Under the laws of the State of New York relating to submission to personal jurisdiction, the Company has, pursuant to Section 9.14 of the Credit Agreement, validly submitted to the personal jurisdiction of the courts referenced therein, in any suit or proceeding arising out of or relating to the Transaction Documents or the transactions contemplated thereby.

The foregoing opinions are subject to the following qualifications:

(a) The opinions expressed herein are limited by principles of equity (regardless of whether considered in a proceeding in equity or at law) that may limit the availability of certain rights and remedies and do not reflect the effect of bankruptcy (including preferences), insolvency, fraudulent conveyance, receivership, reorganization, moratorium and other laws or decisions relating to or affecting debtors’ obligations or creditors’ rights generally (including, but not limited to, foreign laws or governmental action affecting the rights of creditors generally) and, as to rights of indemnification and contribution, by principles of public policy and statutes of limitation. The opinions expressed above also do not reflect the effect of laws and equitable doctrines (including requirements that the parties to agreements act reasonably and in good faith and in a commercially reasonable manner, and give reasonable notice prior to exercising rights and remedies) or the effect of the exercise of discretion of the court before which any proceeding may be brought, which may limit the availability of any particular remedy, and except that we express no opinion as to the rights of any of the parties to the Transaction Documents to accelerate the due date of any payment due thereunder or to exercise other remedies available to them on the happening of a non-material breach of any such document or agreement.

(b) Without limiting the generality of the foregoing, we express no opinion with respect to: (1) the availability of specific performance or other equitable remedies for noncompliance with any of the provisions contained in the Transaction Documents; (2) the enforceability of provisions contained in the Transaction Documents relating to the effect of laws not currently in effect which may be enacted in the future; (3) the enforceability of provisions in the Transaction Documents purporting to waive the effect of applicable laws to the extent such waivers are prohibited by such applicable laws; (4) the effectiveness of any power-of-attorney given under the Transaction Documents that is intended to bind successors and assigns that have not granted such powers by a power-of-attorney specifically executed by them; (5) provisions related to waivers of remedies (or the delay or omission of enforcement thereof), disclaimers, liability limitations or limitations on the obligations of the Lenders in circumstances in which a failure of condition or default by any party is not material; (6) the indemnification and contribution provisions of the Transaction Documents if and to the extent that such provisions contravene public policy or might require indemnification or payments with respect to any litigation against a party to the Transaction Documents determined adversely to the other party(ies) to such litigation, or any loss, cost or expense arising out of an indemnified party’s bad faith, gross negligence or willful misconduct or any violation by an indemnified party of statutory duties, general principles of equity or public policy; (7) any self-help provisions, (8) provisions in the Transaction Documents that purport to establish evidentiary standards; (9) provisions in the Transaction Documents that provide that certain rights or obligations are absolute or unconditional; (10) the right of any Lender to set off against funds held in any account maintained with such Lender by the Company and which account is designated, or contains funds that such Lender is aware have been set aside, for special purposes, such as payroll, trust and escrow accounts, or which funds are subject to special agreement between such Lender and the Company expressly precluding or limiting rights to set off funds; (11) provisions that provide for the enforceability of the remaining terms and provisions of the Transaction Documents in circumstances in which certain other terms and provisions of the Transaction Documents are illegal or unenforceable; (12) provisions that restrict access to or waive legal or equitable remedies or access to courts; (13) provisions that affect or confer jurisdiction (other than on the courts of New York); (14) provisions that permit any Lender to act in its sole discretion or to be exculpated from liability for its actions to the extent not permitted by law; (15) any provision of the Transaction Documents that may be construed as a forfeiture or penalty; (16) any provision of the Transaction Documents that purports to provide that the terms thereof may not be varied or waived except in writing or that the express terms thereof supersede any inconsistent course of performance and/or usage of the trade; (17) the effect of the laws of any jurisdiction (other than New York and U.S. Federal laws) in which the Administrative Agent or any Lender is located that limits the interest, fees or other charges it may impose for the Loan or use of money or other credit; (18) Section 9.15 of the Credit Agreement; (19) Section 9.18 of the Credit Agreement to the extent it relates to immunity acquired after the date hereof; (20) any provisions of the Transaction Documents to the effect that certain determinations made by one party shall have conclusive or binding effect; or (21) the enforceability of any so-called “savings clauses” or other similar provisions of the Transaction Documents.

(c) No opinion is rendered as to any federal, state or local laws, rules, or regulations relating to (1) antitrust or unfair competition; (2) securities or “blue sky” laws (except as set forth in paragraph 4 above); (3) environmental matters; (4) tax matters; (5) laws, rules and regulations under the Employment Retirement Income Security Act of 1974, as amended; (6) counties, cities, townships, municipalities or other special local non-state governmental authorities; (7) insurance, banking or financial institutions, or (8) anti-terrorism. In addition, no opinion is rendered herein as to applicability to or effect on any of the matters covered herein of the laws or regulations that apply specifically to the type of business conducted by the Company or any of its Subsidiaries or the regulatory status of any party to the Transaction Documents.

(d) In connection with our opinion set forth in paragraph (5) above, we assume that any such suit or proceeding will be properly brought in a court having jurisdiction over the subject matter, and we are expressing no opinion with respect to the subject matter jurisdiction of any such court. Also, we are expressing no opinion as to whether or under what circumstances such a court might decline to accept jurisdiction over such action on the ground that New York is an inconvenient forum. Furthermore, we express no opinion with respect to the provisions of Section 9.14 of the Credit Agreement insofar as it relates to (i) the subject matter jurisdiction of any United States Federal court to adjudicate any controversy, (ii) the jurisdiction of any courts other than the courts of the State of New York and United States federal courts, (iii) the conclusiveness or enforceability of foreign judgments, (iv) the waiver of inconvenient forum with respect to proceedings in the United States District Court for the Southern District of New York or (v) the waiver of a party’s right to a jury trial.

(e) Our opinion as to the enforceability of the choice of New York law as the governing law is subject to the qualification that (i) a court outside New York may decline to enforce the choice of law provisions in the Transaction Documents on the grounds of comity or (ii) any court may decline to enforce the choice of law provisions in the Transaction Documents because United States constitutional requirements are not satisfied.

We express no opinion as to the laws of any jurisdiction other than those of the United States of America and the State of New York. Without limiting the foregoing, we do not hold ourselves out as experts on, or purport to advise on, the laws of the Republic of Chile.

This opinion speaks only as of the date hereof. We have no obligation to advise the addressees (or any third party) of any changes in the law or facts that may occur after the date of this opinion.

Our opinions expressed herein are solely for your benefit and the benefit of your permitted assigns and participants under the Credit Agreement. This opinion may not be relied upon in any manner by any other person and may not be disclosed, quoted, assigned or circulated or furnished or filed with a governmental agency or otherwise referred to without our express written consent other than to such participants and assigns (it being understood that this opinion also may be furnished to, but not relied upon by, prospective Lenders under the Credit Agreement); provided, however, that copies of this opinion may be furnished or disclosed to, but may not be relied on by, (i) your auditors and bank examiners in connection with their audit and examination functions and (ii) any other Person to the extent required by law or court order.

Very truly yours,

EXHIBIT H

FORM OF LEGAL OPINION OF IN-HOUSE COUNSEL

TO THE BORROWER

Santiago (Chile), September [•], 2015

To Standard Chartered Bank, as the Administrative Agent

and to each of the Lenders parties to the Agreement

Referred to below

Ladies and Gentlemen:

I have acted as in-house counsel to Corpbanca (the “Borrower”) in connection with: (a) the Second Amended and Restated Credit Agreement, dated as of September [•], 2015 (as amended, modified or supplemented from time to time, the “Agreement”), among the Borrower, the banks listed therein as lenders (the “Lenders”), Standard Chartered Bank, as Administrative Agent, and HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as Joint Bookrunners and Mandated Lead Arrangers (collectively, the “Arrangers”); and (b) the Instruments (as defined in the Agreement) to be executed by the Borrower to the order of the Lenders pursuant to the Agreement (together, the “Credit Documents”). All capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement.

In rendering this opinion, I have examined each of the following documents:

(1)	the Escritura de Constitución and Estatutos of the Borrower;

(2)	the Agreement;

(3)	the form of the Note attached to the Agreement as Exhibit B;

(4)	the form of the Recognition of Debt attached to the Agreement as Exhibit C;

(5)	Public deed dated [•], granted before the notary public of Santiago, [•], containing the power of attorney and required authorizations for [•] and [•] to enter and execute the Agreement; and

In addition, I have examined and relied on originals or copies of all such corporate records of the Borrower and such other instruments and certificates of public officials, officers and representatives of the Borrower, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed herein.

In rendering the opinions expressed herein, I have assumed and have not independently verified (i) that the signatures on all the documents that I have examined are genuine; and (ii) that all documents submitted to us as originals are authentic and the conformity to the originals of all documents submitted to us as copies.

The opinions expressed in this letter are limited to questions arising pursuant to the laws of Chile and I do not express any opinion on any question arising under the laws of any other jurisdiction.

Now, based upon the foregoing, but subject to the qualifications expressed below, I am of the opinion that:

1.	The Borrower is a banking stock corporation (sociedad anónima bancaria) duly organized and validly existing under the laws of Chile and has the requisite power, authority and governmental approvals, licenses, authorizations or consents to own, lease and operate its properties and to carry on its business as presently conducted.

2.	Each Credit Document has been duly executed and delivered by the Borrower.

3.	The execution, delivery and performance by the Borrower of the Credit Documents and the transactions contemplated thereby (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene the Borrower’s constitutive documents or organizational documents, (d) do not violate the laws of Chile applicable to the Borrower and (e) will not require the creation or imposition of any Lien prohibited by the Agreement.

4.	Each Credit Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms. The Credit Documents do not contain any provisions which are contrary to Chilean laws regulations or public policy, as presently construed by Chilean Courts.

5.	The Escritura pública de reconocimiento de deuda (Recognition of Debt) and the Pagaré (Promissory Note), both under Exhibit C and Exhibit B of the Agreement, respectively, once executed and upon (a) the payment of any applicable Chilean stamp tax (when applicable) and (b) the applicable authorization by a Chilean Notary Public, will constitute (i) legal, valid and binding obligations under the laws of Chile, which is their governing law, and (ii) títulos ejecutivos (executive instruments) in Chile for the payment of the Loans documented thereby and will entitle the holder thereof to acción ejecutiva (summary proceedings) for the enforcement thereof. Notwithstanding the commencement of such acción ejecutiva (summary proceedings) in Chile on any such Instrument, the holder of such Instrument would be entitled concurrently to bring an ordinary action in Chile on the other Credit Documents for collection of other sums (without duplication of any amounts subject to the acción ejecutiva) owed to such holder under the Credit Documents.

6.	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made for the due execution, delivery and performance by the Borrower of the Credit Documents or the consummation of the transactions contemplated thereby, except for the filing with the Banco Central de Chile of the terms and conditions of the Agreement pursuant to Section A.1 of Chapter XIII of the Compendium of Foreign Exchange Regulations of the Banco Central de Chile, which must be made no later than the date of the Initial Borrowing. However, a breach by the Borrower of this filing requirement does not affect the ability of the Borrower to comply with its payment obligations under any Credit Document or the rights of the Lenders under any Credit Document.

7.	All acts, conditions, and things required by the laws of Chile in force at the date hereof to be done, fulfilled, and performed in order (a) to enable the Borrower lawfully to enter into the Credit Documents and to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Credit Documents, and (b) to ensure that the obligations expressed to be assumed by the Borrower in the Credit Documents are legal, valid, and binding, have been done, fulfilled, and performed.

8.	The choice of New York law to govern the Credit Agreement is, under the laws of Chile, a valid, effective and irrevocable choice of law.

9.	There is no tax, levy, impost, deduction, charge or withholding imposed by Chile or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of the Credit Documents or any other document to be furnished thereunder; (ii) on any payment to be made by the Borrower, except that (x) a stamp tax will be payable in respect of the principal amount of “New Loans” at a rate of 0.4% on the principal amount thereof until 2015 and 0.8% thereafter (the “Stamp Tax”), and (y) payments of interest made by the Borrower from Chile will be subject to Chilean withholding tax at an effective rate of 4.0% if paid to the Administrative Agent or to any of the Lenders or Arrangers that is a foreign or international banking or financial institution, or to a 35% withholding tax to the extent paid to any other person or entity domiciled or resident abroad, while other payments under the Credit Documents (excluding principal) made by the Borrower from Chile may be subject to Chilean withholding tax at an effective rate of up to 35%. The Borrower is permitted under applicable law to pay any additional amounts payable under Section 2.09 and 2.12 of the Agreement and such provisions are valid and binding under the laws of Chile.

10.	Except for the payment of the Stamp Tax applicable to the “New Loans”, the Credit Documents are in proper legal form under the laws of Chile for the enforcement thereof in accordance with their respective terms in the courts of Chile and the obligations of the Borrower under the Credit Documents may be enforced (by judgment and levy) in accordance with their respective terms and the following paragraph in a proceeding at law in any competent court in Chile.

11.	In order to ensure the legality, validity, enforceability or admissibility into evidence in Chile of any Credit Document, it is not necessary for such document to be filed or recorded with any court or authority in Chile nor that any tax (other than the Stamp Tax respect the “New Loans”) be paid on or in respect of such document; provided, however that, for the enforceability or admissibility into evidence of the Agreement, such document would have to be translated into the Spanish language by an official translator of the Chilean Ministry of Foreign Affairs or appointed by the court unless executed in Spanish by all the parties thereto. This procedure could be carried out in relation to any Credit Document issued or executed in a language other than Spanish at any time prior to such document being so admitted into evidence in a proceeding held by Chilean courts.

12.	The claims of the Administrative Agent, the Arrangers and the Lenders against the Borrower under the Credit Documents rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation, or other similar laws of general application.

13.	The qualification of the Administrative Agent, any Lender or any Arranger for admission to do business under the laws of Chile does not constitute a condition to, and the failure to so qualify does not affect the exercise by the Administrative Agent or such Lender of, any right, power or remedy accorded to it under any Credit Document.

14.	The Borrower is subject to civil and commercial laws with respect to its obligations under the Agreement and the Instruments and the execution, delivery and performance by it of its obligations under such documents constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). Neither the Borrower nor any of its properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Chile.

15.	No litigation, arbitration, suit, investigation or administrative proceeding is currently pending or threatened against or affecting the Borrower or any of its assets before any court, arbitrator or governmental agency that purports to, or may affect the legality, validity or enforceability of any of the Credit Documents or, if determined adversely to the Borrower, could individually or in the aggregate reasonably be likely to result in a Material Adverse Effect.

16.	The (i) submission by the Borrower to the non-exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan, City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof, (ii) appointment of the agent for service of process and the designation of the method of service of process in the Agreement, and (iii) waiver of any objection to the laying of venue of certain actions, suits or proceedings, are, in each case, valid and effective under the laws of Chile, and are irrevocably binding on the Borrower.

17.	The courts of Chile will recognize as valid, and will enforce any final and conclusive civil judgment for a monetary claim obtained in a state or federal court sitting in the Borough of Manhattan, the City of New York, against the Borrower by the Administrative Agent, any Lender or any Arranger under the Agreement without any retrial or re-examination of the merits of the original action under the following circumstances:

(a)	subject to subclause (c) below, if there is a treaty between Chile and the United States with respect to the enforcement of foreign judgments. Currently, there is no such treaty;

(b)	subject to subclause (c) below, if there is no treaty, but either (i) the judgment is enforced as a result of reciprocity in the enforcement of judgments by State of New York or Federal courts of the United States sitting in the Borough of Manhattan (i.e., the relevant New York court would enforce a judgment of a Chilean court under comparable circumstances) or (ii) it cannot be proved that there is no reciprocity in the enforcement of judgments by such New York courts; provided, however, that such judgment will only be enforced if it has not been rendered by default within the meaning of Chilean law; provided, further, that (i) I am of the opinion that the judgment would not be considered to have been rendered by default if personal service of process is made upon an agent of the Borrower assuming that such manner of service is valid under the laws of the State of New York, unless the Borrower is able to prove that due to other reasons it was prevented from making use of its legal means of defense, and (ii) under Chilean law, the service of process by means of mailing copies to the Borrower may be deemed not effective to cause proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served by means of mailing copies to the Borrower may be then effectively contested by the Borrower in Chile; and

(c)	such judgment is not contrary to the public policy of Chile or Chilean jurisdiction, and does not affect in any way any property located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

Pursuant to the rules described above, the Administrative Agent, any Lender or any Arranger would be entitled to enforce such judgment in Chile in accordance with the procedure contemplated for the enforcement of final and conclusive foreign judgments in the Chilean Civil Procedure Code (“exequator”).

With respect to public policy and the enforcement of the obligations of the Borrower, and foreign judgments with respect thereto, and subject to the foregoing paragraph, I am of the opinion that, generally, any provision purporting to authorize conclusive determinations by any person whether for interest, indemnities, costs or otherwise may not be enforceable if they are based upon a determination which is so arbitrary and unreasonable as to be contrary to basic and fundamental principles of Chilean law or public policy. Also, disclaimers of liability will only be enforceable if there is no gross negligence or willful misconduct on the part of the party making such disclaimer.

Finally, I express no opinion as to the enforceability in Chile of a judgment rendered outside Chile against the Borrower, obtained in any court other than any New York court.

18.	Neither the Lenders, the Administrative Agent, or the Arrangers will be deemed to be residents, domiciled, or carrying on business in Chile by reason only of the execution, delivery, performance and/or enforcement of any Credit Document.

The foregoing opinions are subject to the following additional qualifications:

(A)	The opinions expressed in this opinion letter are subject to the effect of (i) applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(B)	The opinions expressed in this letter are limited to questions arising under the laws of Chile, and I do not purport to express an opinion on any question arising under the laws of any other jurisdiction.

(C)	This opinion is effective only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, if you intend to rely on this letter at any time after the date hereof you should seek the advice of counsel as to the proper application thereof at such time.

(D)	I am furnishing this opinion to you solely for your benefit and this opinion may not be used, circulated, quoted or otherwise referred to, or relied upon by, any person or entity other than the addressees hereof and your permitted successors and assigns, or for any other purpose, without my prior written consent in each instance, except that you may disclose this opinion to: (i) any regulatory authority having jurisdiction over you, if required by any law or regulation; (ii) your legal advisors, auditors, supervisors or regulators; or (iii) a prospective new lender or sub-participant to the Agreement.

Sincerely yours,

EXHIBIT I

FORM OF LEGAL OPINION OF SPECIAL NEW YORK COUNSEL

TO THE ADMINISTRATIVE AGENT

[•], 2015

Standard Chartered Bank, as Administrative Agent

and to each of the Lenders party to the Credit Agreement

Ladies and Gentlemen:

We have acted as special New York counsel to Standard Chartered Bank, in its capacity as administrative agent (the “Administrative Agent”), in connection with that certain Second Amended and Restated Credit Agreement, dated as of [•], 2015 (the “Credit Agreement”), among Corpbanca, as borrower (the “Borrower”), the lenders party thereto, HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as joint bookrunners and mandated lead managers and the Administrative Agent. This opinion letter is delivered to each of you pursuant to Section 3.01(c)(iv)(C) of the Credit Agreement. All capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of the documents listed on Annex I hereto and such other documents, certificates and other statements of government officials and corporate officers of the Borrower as we deemed necessary for the purposes of the opinion set forth herein. The documents listed on Annex I hereto are referred to herein as the “Opinion Documents.”

We have relied, to the extent we deem such reliance proper, upon certificates of public officials and, as to any facts material to our opinion, upon certificates of officers of the Borrower and the representations of the Borrower in the Opinion Documents. In rendering such opinion, we have assumed without independent investigation or verification of any kind the genuineness of all signatures, the legal capacity of all natural persons signing the Opinion Documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in the Opinion Documents, the accuracy and completeness of all public records examined by us and the accuracy of English translations of all documents originally in other languages. We have also, without independent investigation or verification of any kind, made the assumptions set forth in Annex II hereto.

[•], 2015

Based upon the foregoing assumptions and the assumptions set forth in Annex II hereto, and subject to the qualifications set forth herein and in Annex III hereto, having considered such questions of law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that each of the Opinion Documents constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

The opinion expressed above is limited to questions arising under the federal law of the United States and the law of the State of New York. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the one expressly stated herein.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed herein.

This opinion letter is provided to you in connection with the transactions contemplated by the Opinion Documents and may not be relied upon by you for any other purpose. This opinion letter may not be relied upon by, or furnished or disclosed to, any other Person for any purpose, or filed with any governmental agency without, in each instance, our prior written consent; provided, however, that copies of this opinion letter may be furnished to, but may not be relied upon by, (i) your or an assignee’s auditors and bank examiners in connection with their audit and examination functions and (ii) any Person to whom disclosure is required to be made by law or court order. Our consent to disclosure to the Persons referred to in the foregoing proviso is given on the basis that (x) such disclosure is made solely to enable such Persons to be informed that an opinion has been given and to be made aware of its terms but not for the purpose of reliance by them on this opinion letter, (y) we do not assume any duty or liability to such Persons and (z) such Persons shall not further disclose this opinion letter except as permitted by the foregoing proviso. No Person may assign its rights or claims, if any, under this opinion letter without our prior written consent.

This opinion letter shall be understood and interpreted in accordance with the customary practice of lawyers in New York who regularly give, and lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinions in transactions of the type contemplated by the Opinion Documents.

Very truly yours,

FH: LBZ

[•], 2015

ANNEX I

Opinion Documents

(a)	the Credit Agreement; and

(b)	the Master Assignment and Assumption Agreement.

[•], 2015

ANNEX II

Additional Assumptions

Our foregoing opinion in this opinion letter is made in reliance on the following assumptions (as to which we made no independent investigation) in addition to any assumptions made elsewhere in this opinion letter:

(a) Each of the parties to the Opinion Documents is duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the full power and authority to execute, deliver and perform its obligations under the Opinion Documents.

(b) Each of the Opinion Documents has been duly authorized, executed and delivered by all of the parties thereto, and each party to the Opinion Documents has satisfied all other legal requirements that are applicable to it to the extent necessary to make the Opinion Documents enforceable against it.

(c) Each of the Opinion Documents constitutes the valid, binding and enforceable obligation of all of the parties thereto under all applicable laws; provided, however, that this assumption is not made in respect of the Borrower as to any such matters which are expressly addressed by our opinion in this opinion letter.

(d) The execution, delivery and performance of the Opinion Documents by each party thereto do not (i) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (ii) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (iii) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (iv) violate, or require the consent not obtained under, any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets; provided, however, that the assumption set forth in clause (ii) of this paragraph (d) is not made in respect of the Borrower regarding the federal laws of the United States or the laws of the State of New York which in our experience are normally applicable to general business entities in respect of transactions of the type contemplated by the Opinion Documents.

(e) All authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution, delivery and performance of the Opinion Documents have been obtained or made and are in full force and effect.

(f) There are no agreements or other arrangements that modify or supersede any of the terms of the Opinion Documents.

[•], 2015

ANNEX III

Additional Qualifications

Our foregoing opinion in this opinion letter is subject to the following qualifications in addition to any qualifications set forth elsewhere in this opinion letter:

(a) Insofar as our foregoing opinion relates to the enforceability of any provision of the Opinion Documents, such opinion is subject to (i) applicable bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, moratorium, fraudulent transfer and other laws affecting the enforcement of creditors’ rights generally, (ii) the application of general principles of equity (whether applied by a court in equity or at law), including, without limitation, (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (y) concepts of materiality, reasonableness, good faith and fair dealing in the performance and enforcement of contracts and (iii) any judicial administrative or other action giving effect to the actions of foreign governmental authorities or to foreign laws.

(b) Our opinion herein is also subject to the effect of applicable law that may limit the enforceability of, or render ineffective, certain provisions contained in the Opinion Documents, although the inclusion of such provisions does not (subject to the other qualifications set forth herein) make the remedies afforded by the Opinion Documents (taken as a whole) inadequate for the practical realization of the principal benefits intended to be afforded thereby.

(c) We express no opinion as to (i) the legal or regulatory status or the nature of the business of any party to the Opinion Documents or the transactions contemplated thereby; or (ii) the validity, binding effect or enforceability of any provision of the Opinion Documents relating to indemnification, contribution, exculpation or limitation of liability that is violative of or rendered unenforceable by public policy or any law, rule or regulation (including, without limitation, any federal or state securities law, rule or regulation).

(d) We express no opinion as to (i) any provision of the Opinion Documents that appoints or purports to appoint attorneys-in-fact or other representatives or confers powers of attorney or grants similar authorizations or powers or that provides that a determination by any party will be conclusive and binding on any other parties, (ii) any provision of the Opinion Documents stating that the partial invalidity of one or more provisions of the Opinion Documents shall not invalidate the remaining provisions thereof or that provides for the severance of any invalid, illegal or unenforceable term of the Opinion Documents from the other terms of the Opinion Documents, (iii) any provision of the Opinion Documents that constitutes or has the effect of a waiver (expressly or by implication) of illegality or of rights, duties or defenses, or of provisions of law, which cannot as a matter of law or public policy be waived, (iv) any requirement in the Opinion Documents that the provisions thereof may only be waived or amended in writing, (v) any rights of setoff provided in the Opinion Documents, (vi) any provision of the Opinion Documents that purports to establish, waive or modify evidentiary standards (or may be

[•], 2015

construed to do so), (vii) any provision of the Opinion Documents which constitutes an agreement of the parties to agree at a future time, (viii) any arbitration provisions or any waiver of jury trial, (ix) any restrictions in the Opinion Documents on the transfer by the Borrower of its rights under the Opinion Documents, (x) any provision of the Opinion Documents that provides that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that each and every remedy shall be cumulative and in addition to every other remedy or that any delay or omission or exercise any right or remedy shall not impair any other right or remedy or constitute a waiver thereof, (xi) any provision of the Opinion Documents that refers to, incorporates or is based upon the law of any jurisdiction other than New York State or the United States, (xii) any document that is incorporated or referred to in the Opinion Documents and (xiii) any non-English terms or phrases or any provision that incorporates or uses such terms or phrases.

(e) We express no opinion as to (i) the subject matter jurisdiction of any United States federal court, or (ii) whether a United States federal court will give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens or (y) the forum selection provisions contained in the Credit Agreement, and we note that the designation in the Credit Agreement of any New York State or Federal Court sitting in the borough of Manhattan, the city of New York and any appellate court or body thereto as the venue for actions or proceedings under the Credit Agreement is subject to the power of such courts to transfer such actions and proceedings pursuant to 28 U.S.C. §1404(a) or to dismiss such actions and proceedings on the ground that such federal court is an inconvenient forum for such actions or proceedings.

(f) Insofar as our opinion concerns the provisions of the Opinion Documents specifying the law of the State of New York as the law governing the Opinion Documents or providing for the submission to the jurisdiction of the courts of the State of New York, such opinion is made in reliance on Sections 5-1401 and 5-1402 of the New York General Obligations Law and Section 327(b) of the New York Civil Practice Law and Rules and is subject to the provisions of Subdivision 2 of Section 1-105 of the New York Uniform Commercial Code and to the qualification that such provisions regarding choice of law may not be enforced by courts of jurisdictions other than the courts of the State of New York. You should note that the application of New York law pursuant to Section 5-1401 of the New York General Obligations Law to a transaction having no nexus, or minimal nexus, with the State of New York may be subject to constitutional limitations.

(g) We call to your attention that effective enforcement of a claim denominated in foreign currency may be limited by requirements that the claim (or a judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a specified date. We express no opinion as to (i) whether a federal or state court would award a judgment in a currency other than U.S. dollars or (ii) the enforceability of any provision of the Opinion Documents which requires the Borrower to indemnify any Person against a loss in obtaining the currency due to such Person pursuant to a court judgment denominated in another currency.

[•], 2015

(h) We express no opinion as to any provisions of the Opinion Documents providing for forfeitures or the recovery of, or securing, amounts deemed to constitute penalties, or for or in the nature of liquidated damages, acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges, prepayment charges and make-whole premiums, default interest, and other economic remedies to the extent such provisions are deemed to constitute penalties.

(i) We note that New York law requires good faith and fair dealing in the performance and enforcement of contracts.

(j) We express no opinion as to the effect on the opinion set forth herein of (i) any failure by any party to the Opinion Documents to comply with laws and regulations pertaining to banks, trustees or other financial institutions or affiliates thereof, if applicable, or other laws or regulations applicable to any party to the Opinion Documents by reason of such party’s status or the nature of its business or assets, or (ii) the failure of any party to the Opinion Documents to be authorized to conduct business in any jurisdiction.

(k) We express no opinion as to the effect of any judicial, administrative or other action giving effect to the actions of foreign courts or other foreign governmental authorities or to foreign laws.

(l) Insofar as our opinion herein concerns any waiver of sovereign immunity, such opinion is subject to the limitation of the Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”). Without limiting the generality of the foregoing, we express no opinion as to the effect of a waiver of sovereign immunity by an entity which at the time of such waiver is not a sovereign state or an agency or instrumentality of a sovereign state (as such terms are defined in the FSIA).

(m) We express no opinion as to, or as to the effect on the opinion contained in this opinion letter of: (i) federal or state securities laws or regulations, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Public Utility Holding Company Act of 2005, as amended, and the Investment Company Act of 1940, as amended; (ii) the margin regulations of the Board of Governors of the Federal Reserve System; (iii) federal or state antitrust or unfair competition laws or regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1986, as amended; (iv) federal or state banking or insurance laws; (v) federal or state environmental laws or regulations; (vi) federal or state tax laws or regulations; (vii) federal or state public utility laws or regulations and other laws regulating the generation or transmission of energy, power or gas; (viii) the Commodity Exchange Act and regulations thereunder; (ix) labor, pension or employee benefit laws or regulations, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder; (x) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations; (xi) federal or state health and safety laws or regulations; (xii) racketeering laws and regulations; (xiii) criminal and civil forfeiture laws and regulations; (xiv) land use and zoning laws and regulations; (xv) federal or state laws, regulations or policies relating to national or local emergencies; (xvi) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether

[•], 2015

created or enabled through legislative action at the federal, state or regional level); (xvii) federal or state usury laws (other than New York usury laws); (xviii) the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as amended, and regulations issued thereunder; (xix) the Exon-Florio Amendment to the Defense Production Act of 1952; (xx) the USA PATRIOT Act (Title III of Public L. 107-56), as amended, and other regulations issued thereunder or other anti-money laundering laws or regulations; (xxi) (w) the Trading with the Enemy Act of 1917, 50 U.S.C.A. app. §1 et seq., of the United States, as amended, (x) the International Emergency Economic Powers Act, 50 U.S.C.A. §1701 et seq., of the United States, as amended, (y) the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, as amended, and any other laws prohibiting, restricting, or imposing sanctions on Persons engaging in, certain types of activities involving countries specified therein, and any regulation and United States Executive Order relating thereto, or (z) all United States Executive Orders (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or support Terrorism), rules, regulations (including those from the Office of Foreign Assets Control of the U.S. Department of the Treasury), and other official acts promulgated under any of the foregoing; (xxii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and any regulations promulgated thereunder; (xxiii) any other laws to the extent not customarily applicable to general business entities with respect to transactions of the type contemplated by the Opinion Documents; and (xxiv) judicial decisions to the extent that they deal with any of the foregoing.

EXHIBIT J

FORM OF LEGAL OPINION OF SPECIAL CHILE COUNSEL

TO THE ADMINISTRATIVE AGENT

Santiago, September [    ], 2015

To Standard Chartered Bank, as the Administrative Agent

and to each of the Lenders parties to the Agreement

Referred to below

Ladies and Gentlemen:

We have acted as your special Chilean counsel in connection with: (a) the Credit Agreement, dated as of [    ], 2015 (as amended, modified or supplemented from time to time, the “Agreement”) among Corpbanca (the “Borrower”), the banks listed therein as lenders (the “Lenders”), Standard Chartered Bank, as Administrative Agent, HSBC Securities (USA) Inc, Standard Chartered Bank and Wells Fargo Securities, LLC, as Joint Bookrunners and Mandated Lead Arrangers (collectively, the “Arrangers”); (b) the New Notes (as defined in the Agreement) to be executed by the Borrower to the order of the Lenders pursuant to the Agreement, (c) the Recognition of Debt (as defined in the Agreement) to be executed by the Borrower to the order of the Lenders pursuant to the Agreement [and (d) the Existing Notes (as defined in the Agreement)] (together, the “Credit Documents”).

All capitalized terms used herein and not otherwise defined are used herein as defined in the Agreement.

In rendering this opinion, we have examined each of the following documents:

(1)	the Escritura de Constitución and Estatutos of the Borrower;

(2)	the Agreement;

(3)	the form of the note attached to the Agreement as Exhibit B;

(4)	the form of the Recognition of Debt attached to the Agreement as Exhibit C;

(5)	[ the form of allonge (hoja de prolongación) attached to the Agreement as Exhibit [ ];] and

(6)	public deed dated July 24, 2014, granted before the notary public of Santiago Mrs.

Paula Andrea Irene Otarola, containing powers of attorney to the General Manager of the Borrower for the execution of the Agreement.

In addition, we have examined and relied on originals or copies of all such corporate records of the Borrower and such other instruments and certificates of public officials, officers and representatives of the Borrower, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed herein.

In rendering the opinions expressed herein, we have assumed and have not independently verified (i) that the signatures on all the documents that we have examined are genuine; (ii) that all documents submitted to us as originals are authentic and the conformity to the originals of all documents submitted to us as copies; (iii) that each Credit Document has been duly authorized, executed and delivered by each party other than the Borrower, and that each such party (other than the Borrower) has full power, authority and legal right to enter into each such documents and to perform its obligations thereunder and (iv) that the Agreement has been duly executed and delivered pursuant to the laws of the State of New York and is a valid and binding agreement of each party, enforceable against each such party in accordance with its terms under the laws of the State of New York.

The opinions expressed in this letter are limited to questions arising pursuant to the laws of Chile and we do not express any opinion on any question arising under the laws of any other jurisdiction.

Now, based upon the foregoing, but subject to the qualifications expressed below, we are of the opinion that:

1.	The Borrower is a banking stock corporation (sociedad anónima bancaria) duly organized and validly existing under the laws of Chile and has the requisite power, authority and governmental approvals, licenses, authorizations or consents to own, lease and operate its properties and to carry on its business as presently conducted.

2.	The Borrower has full corporate power and authority to enter into, deliver and perform its obligations under the Credit Documents and to consummate each of the transactions contemplated thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Documents.

3.	The execution, delivery and performance by the Borrower of the Credit Documents and the transactions contemplated thereby (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene the Borrower’s constitutive documents or organizational documents, (d) do not violate the laws of Chile applicable to the Borrower and (e) will not require the creation or imposition of any Lien prohibited by the Agreement.

4.	The Credit Documents are the legal, valid and binding agreement of the Borrower, enforceable in accordance with their terms. Such documents contain no provisions which are contrary to Chilean laws regulations or public policy, as presently construed by Chilean Courts. The Instruments, when executed, will constitute (i) legal, valid and binding pagarés (promissory notes) or reconocimiento de deuda (recognition of debt), as the case may be, under the laws of Chile, which is their governing law and, (ii) títulos ejecutivos (executive instruments) in Chile (upon payment of the stamp taxes in the case of the New Notes) for the payment of the Loans documented thereby and will entitle the holder of the New Notes or the creditors under the recognition of debt, to an acción ejecutiva (summary proceedings) for the enforcement thereof, as long as such Instruments are executed before a Notary Public. Notwithstanding the commencement of such acción ejecutiva (summary proceedings) in Chile on any such Instruments, the holder or the creditors of such Instruments, as the case may be, would be entitled concurrently to bring an ordinary action in Chile on the other Credit Documents for collection of other sums (without duplication of any amounts subject to the acción ejecutiva) owed to such holder or creditor, as the case may be, under the Credit Documents.

5.	No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority in Chile is required to be obtained or made for the due execution, delivery and performance by the Borrower of any Credit Documents, except for, in respect of the Loans, the notification to the Banco Central de Chile of any Loan made under the Agreement pursuant to Section A.1 of the Chapter XIII of the Compendium of Foreign Exchange Regulations of the Banco Central de Chile, which must be made no later than the date of the Borrowing, and of the amendments under the Agreement, which must be made within the first ten days of the month subsequent to the month of execution of the Agreement. However, a breach by the Borrower of this reporting requirement does not affect the ability of the Borrower to comply with its payment obligations under the Credit Documents or the rights of the Lenders under the Credit Documents; and the reporting to the Chilean Internal Revenue Service (Servicio de Impuestos Internos) (x) of the taxes withheld for the purpose of withholding taxes on all interest, and (y) of any relevant payment of fees and commissions made pursuant to the Credit Documents to non-domiciled or non-resident individuals or entities on the dates determined by the Servicio de Impuestos Internos for each fiscal year.

6.	All acts, conditions, and things required by the laws of Chile in force at the date hereof to be done, fulfilled, and performed in order (a) to enable the Borrower lawfully to enter into the Credit Documents and to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Credit Documents, and (b) to ensure that the obligations expressed to be assumed by the Borrower in the Credit Documents are legal, valid, and binding, have been done, fulfilled, and performed.

7.	The choice of New York law to govern the Credit Agreement is, under the laws of Chile, a valid, effective and irrevocable choice of law.

8.	In any action or proceeding arising out of or relating to the Agreement in any court in Chile, such court should recognize and give effect to the governing law provision of such document, which provides that the Agreement shall be governed by the laws of the State of New York.

9.	There is no tax, levy, impost, deduction, charge or withholding imposed by Chile or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of the Credit Documents or any other document to be furnished thereunder; (ii) on any payment to be made by the Borrower, except that (x) a stamp tax will be payable in respect of the principal amount of any New Loan, at a rate of 0.4% on the principal amount thereof (the “Stamp Tax”), and (y) payments of interest made by the Borrower from Chile will be subject to Chilean withholding tax at an effective rate of 4.0% if paid to the Administrative Agent or to any of the Lenders and Arrangers that is a foreign or international banking or financial institution, or to a 35% withholding tax to the extent paid to any other person or entity domiciled or resident abroad, while other payments under the Credit Documents (excluding principal) made by the Borrower from Chile may be subject to Chilean withholding tax at an effective rate of up to 35%. The gross-up provisions contained in the Agreement are valid and binding under the laws of Chile.

10.	Except for the payment of the Stamp Tax with respect to the New Notes, the Credit Documents are in proper legal form under the laws of Chile for the enforcement thereof in accordance with their respective terms in the courts of Chile and the obligations of the Borrower under the Credit Documents may be enforced (by judgment and levy) in accordance with their respective terms in a proceeding at law in any competent court in Chile; provided that such Credit Documents are originally in the Spanish language or have been translated into the Spanish language by an approved translator (which translation would be effected at any time prior to such document being so admitted into evidence).

11.	The obligations of the Borrower under the Credit Documents may be enforced (by judgment and levy) in accordance with their respective terms in a proceeding at law in any competent court in Chile. In order to ensure the legality, validity, enforceability or admissibility into evidence in Chile of any Credit Documents, it is not necessary for such document to be filed or recorded with any court or authority in Chile nor that any tax (other than the Stamp Tax) be paid on or in respect of such document; provided, however, that for the enforceability or admissibility into evidence of the Agreement, such document would have to be translated into the Spanish language by an approved translator (which translation could be effected at any time prior to such document being so admitted into evidence).

12.	The claims of the Administrative Agent, the Arrangers and the Lenders against the Borrower under each of the Credit Documents rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation, or other similar laws of general application.

13.	It is not necessary under the laws of Chile (a) in order to enable the Lenders, the Administrative Agent and the Arrangers to enforce any Credit Documents or to exercise its respective rights or remedies under such document or (b) by reason only of the execution, delivery or performance of the Agreement, that the Lenders, the Administrative Agent and the Arrangers be licensed, qualified or entitled to carry on business in Chile.

14.	The Borrower is subject to civil and commercial laws with respect to its obligations under the Credit Documents and the execution, delivery and performance by it of its obligations under such documents constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). Neither the Borrower nor any of its properties has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Chile.

15.	Under the laws of Chile, (a) the submission to the jurisdiction of the State of New York or Federal courts of the United States sitting in the Borough of Manhattan and any appellate court from any thereof, and (b) the waiver of any objection to the laying of venue of certain actions, suits or proceedings, are in each case, valid and binding on the Borrower.

16.	A final and conclusive judgment for the payment of money rendered by a competent State of New York or Federal court of the United States sitting in the Borough of Manhattan should be recognized in the courts of Chile and such courts should enforce such judgment without any retrial or re-examination of the merits of the original action under the following circumstances:

(a)	subject to subclause (c) below, if there is a treaty between Chile and the United States with respect to the enforcement of foreign judgments. Currently, there is no such treaty;

(b)	subject to subclause (c) below, if there is no treaty, but either (i) the judgment is enforced as a result of reciprocity in the enforcement of judgments by State of New York or Federal courts of the United States sitting in the Borough of Manhattan (i.e., the relevant New York court would enforce a judgment of a Chilean court under comparable circumstances) or (ii) it cannot be proved that there is no reciprocity in the enforcement of judgments by such New York courts; provided, however, that such judgment will only be enforced if it has not been rendered by default within the meaning of Chilean law. We are of the opinion that the judgment would not be considered to have been rendered by default if personal service of process is made upon an agent of the Borrower assuming that such manner of service is valid under the applicable law, unless the Borrower is able to prove that due to other reasons it was prevented from assuming its defense. Under Chilean law, the service of process by means of mailing copies to the Borrower may be deemed not effective to cause proper service of process and, consequently, any judgment rendered in a legal proceeding in which process was served by means of mailing copies to the Borrower may be then effectively contested by the Borrower in Chile; and,

(c)	such judgment is not contrary to the public policy of Chile or Chilean jurisdiction, and does not affect in any way any property located in Chile, which are, as a matter of Chilean law, subject exclusively to the jurisdiction of Chilean courts.

Pursuant to the rules described above, the courts in Chile should enforce a final and conclusive judgment for the payment of money rendered by a competent State of New York or Federal court of the United States sitting in the Borough of Manhattan, in accordance with the procedure contemplated for the enforcement of final and conclusive foreign judgments in the Chilean Civil Procedure Code (“exequator”).

With respect to public policy and the enforcement of the obligations of the Borrower, and foreign judgments with respect thereto, and subject to the foregoing paragraph, we are of the opinion that, generally, any provision purporting to authorize conclusive determinations by any person whether for interest, indemnities, costs or otherwise may not be enforceable if they are based upon a determination which is so arbitrary and unreasonable as to be contrary to basic and fundamental principles of Chilean law or public policy. Also, disclaimers of liability will only be enforceable if there is no gross negligence or willful misconduct on the part of the party making such disclaimer.

Finally, we express no opinion as to the enforceability in Chile of a judgment rendered outside Chile against the Borrower, obtained in any court other than any State of New York or Federal court of the United States sitting in the Borough of Manhattan.

17.	The Lenders, the Administrative Agent and the Arrangers will not be deemed resident, domiciled, or carrying on business in Chile by reason only of the execution, delivery, performance or enforcement of the Agreement.

The foregoing opinions are subject to the following additional qualifications:

(A)	The opinions expressed in this opinion letter are subject to the effect of (i) applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(B)	The opinions expressed in this letter are limited to questions arising under the laws of Chile, and we do not purport to express an opinion on any question arising under the laws of any other jurisdiction.

(C)	This opinion is effective only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, if you intend to rely on this letter at any time after the date hereof you should seek the advice of counsel as to the proper application thereof at such time.

(D)	We are furnishing this opinion to you solely for your benefit and this opinion may not be used, circulated, quoted or otherwise referred to, or relied upon by, any person or entity other than the addressees hereof and your permitted successors and assigns, or for any other purpose, without our prior written consent in each instance, except that you may disclose this opinion to: (i) any regulatory authority having jurisdiction over you, if required by any law or regulation; (ii) your legal advisors, auditors, supervisors or regulators; or (iii) a prospective new lender or sub-participant to the Agreement.

Sincerely yours,

Philippi, Yrarrázaval, Pulido & Brunner Ltda.

EXHIBIT K

FORM OF MASTER ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated as of [•], 2015

Reference is made to the Amended and Restated Credit Agreement, dated as of July 22, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Corpbanca (the “Borrower”), the banks, financial institutions and other institutional lenders parties thereto (the “Lenders”), HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as Global Coordinators, and Standard Chartered Bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignors and the Assignees (as such terms are defined below) agree as follows:

1.	The following terms shall have the meanings set forth below:

“Assignor” shall mean each of the financial institutions listed under the column “Assignor” in Schedule I (Part I).

“Assignee” shall mean each of the financial institutions listed under the column “Assignee” in Schedule I (Part II).

“Continuing Lender” shall mean each of the Lenders party to the Credit Agreement that is identified on Schedule 2 to this Master Assignment and Assumption Agreement as a “Continuing Lender.”

“Exiting Financial Institution” shall mean each of the Lenders party to the Credit Agreement that is identified on Schedule 2 to this Master Assignment and Assumption Agreement as an “Exiting Financial Institution.”

“Settlement Date” shall the date on which the conditions set forth in Section 6 hereto are satisfied or, with the prior consent of the Administrative Agent and each Lender, waived.

2. (a) Each Assignor hereby irrevocably sells and assigns to each Assignee, in each case without recourse to such Assignor, and each Assignee hereby irrevocably purchases and assumes from such Assignor, without recourse to such Assignor, such Assignee’s Applicable Fraction (as defined below) of the principal amount set forth opposite the name of such Assignor’s Loans under “Aggregate Principal Amount of Loans Assigned by Assignor” in Schedule 1 hereto in and to such Assignor’s rights and obligations corresponding thereto under the Credit Agreement.

(b) After giving effect to such assignments each Assignee will hold the principal amount of Loans set forth opposite the name of such Assignee under “Aggregate Principal Amount of Loans Assigned to Assignee” in Schedule 1 hereto of the Assignors’ rights and obligations thereto under the Credit Agreement (such Assignee’s “Assigned Amount”). An Assignee’s “Applicable Fraction” is a fraction the numerator of which is its Assigned Amount and the denominator of which is the sum of all Assigned Amounts.

3. (a) Each Assignee shall transfer to the Administrative Agent on the Settlement Date by no later than 11 a.m. (New York City, New York time) for the account of the Assignors an amount in Dollars and in immediately available funds equal to such Assignee’s Assigned Amount. Amounts so held by the Administrative Agent are for the benefit of the Assignors, and, once the Administrative Agent has received the Assigned Amounts for all Assignors by such time, the Administrative Agent shall promptly remit any such funds received from the Assignees pursuant to this paragraph 3(a) to each of the Assignors on the same day as received in immediately available funds.

(b) The Borrower shall transfer to the Administrative Agent on the Settlement Date by no later than 11 a.m. (New York City, New York time) for the account of the Continuing Lenders and the Exiting Financial Institutions, as applicable, an amount in Dollars and in immediately available funds equal to the interest accrued on the Loans as of the Settlement Date and as set forth opposite the name of each Continuing Lender and Exiting Financial Institution in Schedule 2. Amounts so held by the Administrative Agent are for the benefit of the Continuing Lenders and the Exiting Financial Institutions and the Administrative Agent shall promptly remit any such funds received from the Borrower in accordance with the Credit Agreement.

4. Each Assignor represents and warrants that it is legally authorized to enter into this Master Assignment and Assumption Agreement and that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim. Each Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto or thereto, and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Person or the performance or observance by the Borrower or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto.

5. Each Assignee (a) represents and warrants that it is legally authorized to enter into this Master Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.05 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Master Assignment and Assumption Agreement; (c) agrees that it will, independently and without reliance upon any Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto in relation to the Loans assigned to it hereby; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof in relation to the Loans assigned to it hereby; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender in relation to the Loans assigned to it hereby.

6. This Master Assignment and Assumption Agreement and each of the assignments and assumptions contemplated hereunder shall become effective immediately upon the first date on which (a) this Master Assignment and Assumption Agreement is signed by each of the Assignors and Assignees listed in Schedule 1 hereto, the Borrower, and the Administrative Agent, and (b) all of the

payments to the Administrative Agent contemplated herein have occurred; provided, however, that paragraphs 7 and 8 of this Master Assignment and Assumption Agreement shall be effective immediately upon the due execution hereof by each of the parties hereto.

7. The Borrower hereby agrees to indemnify the Administrative Agent and each Assignor and Assignee hereunder against all actual losses, expenses and liabilities (excluding loss of anticipated profits or margin) incurred as a result of the liquidation or redeployment of deposits or other funds acquired by such Administrative Agent, Assignor or Assignee to make the sales and assignments contemplated hereunder, if such sales and assignments are not made as a result of any failure by the Borrower to fulfill all of its obligations to the effectiveness of this Master Assignment and Assumption Agreement. The Borrower shall compensate the Administrative Agent or such Assignor or Assignee within three (3) Business Days after its written request thereof (which request shall set forth in reasonable detail the basis for requesting such compensation).

8. From and after the Settlement Date, (i) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Master Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder, and under the Credit Documents, and shall be bound by the provisions thereof in relation to the Loans assigned to it hereby, and (ii) each Assignor that is an Exiting Financial Institution shall relinquish its rights (other than those stated in the Credit Agreement to survive the termination thereof and the repayment of the Loans thereunder) and be released from its obligations under the Credit Agreement and each Assignor that is a Continuing Lender shall relinquish its rights (other than those stated in the Credit Agreement to survive the termination thereof and the repayment of the Loans thereunder) and be released from its obligations under the Credit Agreement to the extent of the rights and obligations assigned by it hereunder.

9. All transfers of funds required to be made to the Administrative Agent pursuant to Section 3(a) of this Master Assignment and Assumption Agreement shall be made to such Person’s account details listed in Exhibit A.

10. In no event may the conditions to effectiveness set forth in Section 6 be satisfied after the Final Maturity Date, and the Borrower’s failure to fulfill on or before such date all applicable conditions to the effectiveness of this Agreement shall in no way affect any of the Lenders’ rights under the Credit Agreement.

11. Notwithstanding anything else contained herein, the obligations of the Borrower under Section 2.08, 2.09, 2.12, 9.05, 9.08 and 9.15 of the Credit Agreement to the benefit of the parties hereto shall survive the execution, delivery and effectiveness of this Master Assignment and Assumption Agreement pursuant to the terms of Section 9.11 of the Credit Agreement.

12. This Master Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Master Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized officers.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Assignor

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

MERCANTIL COMMERCEBANK N.A.,
as Assignor

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

STANDARD CHARTERED BANK,
as Assignee and Continuing Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

BANK OF AMERICA, N.A.,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

NATIONAL BANK OF CANADA,
as Assignee and Continuing Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

MIZUHO BANK, LTD.,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

BNP PARIBAS,
as Assignee and Continuing Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

CITIBANK, N.A.,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

APPLE BANK FOR SAVINGS,
as Assignee and Continuing Lender

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

STANDARD CHARTERED BANK,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

Consented to and Acknowledged and Accepted by:

CORPBANCA, as Borrower

By:
Title:

By:
Title:

[Signature Page to Master Assignment and Assumption Agreement]

SCHEDULE 1

Part I

Name of Assignor	Aggregate Principal Amount of Loans Assigned by Assignor ($)
Mercantil Commercebank N.A.	$15,306,122.45
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$30,612,244.90

Total	$45,918,367.35

SCHEDULE 1

Part II

Name of Assignee	Aggregate Principal Amount of Loans Assigned to Assignee ($)
Apple Bank for Savings	$10,816,326.53
Bank of America, N.A.	$4,387,755.10
BNP Paribas	$4,387,755.10
Citibank, N.A.	$4,387,755.10
HSBC Bank USA, National Association	$4,387,755.10
Mizuho Bank, Ltd.	$4,387,755.10
National Bank of Canada	$4,387,755.10
Standard Chartered Bank	$4,387,755.12
Wells Fargo Bank, National Association	$4,387,755.10

Total	$45,918,367.35

SCHEDULE 2

Name of Exiting Financial Institution	Aggregate Amount of Interest Payable ($) as of September 28, 2015	Aggregate Amount of Principal Payable ($) as of September 28, 2015
Mercantil Commercebank N.A.	$13,812.93	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$27,625.85	$0

Total:	$41,438.78	$0

Name of Continuing Lender	Aggregate Amount of Interest Payable ($) as of September 28, 2015	Aggregate Amount of Principal Payable ($) as of September 28, 2015
Apple Bank for Savings	$8,287.75	$0
Bank of America, N.A.	$27,625.85	$0
BNP Paribas	$27,625.85	$0
Citibank, N.A.	$27,625.85	$0
HSBC Bank USA, National Association	$27,625.85	$0
Mizuho Bank, Ltd.	$27,625.85	$0
National Bank of Canada	$27,625.85	$0
Standard Chartered Bank	$27,625.85	$0
Wells Fargo Bank, National Association	$27,625.85	$0

Total:	$229,294.55	$0

EXHIBIT A

ACCOUNT DETAILS

Name	Account Details
Standard Chartered Bank, as Administrative Agent	Standard Chartered Bank, New York
SWIFT: SCBLUS33
Favor: Standard Chartered Bank, London
SWIFT: SCBLGB2L
Account No.: 3582-088442-001
Reference: Corpbanca – Loans & Agency
Attention: Manager Asset Servicing

Mercantil Commercebank N.A.	Mercantil Commercebank N.A.
Federal Reserve Bank
ABA #: 0670-1050-9
Reference: Loan Department

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New
York, NY
ABA No: 0260-0963-2
Account No: 97770191
Reference: Corpbanca